UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(A)
of the Securities Exchange Act Of 1934
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Filed by a Party other than the Registrant   ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

Grid Dynamics Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11

GRID DYNAMICS HOLDINGS, INC.
Dear Stockholder:
We are pleased to invite you to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Grid Dynamics Holdings, Inc. (“Grid Dynamics” or “the Company”), to be held on Tuesday, December 23, 2025, at 7:30 a.m., Pacific Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/GDYN2025 (please have your notice or proxy card in hand when you visit the website).
The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by phone or by mail.
On behalf of the Company’s Board of Directors, we would like to express our appreciation for your support of and interest in Grid Dynamics.
Sincerely,
/s/ Lloyd Carney Lloyd Carney Chairman of the Board of Directors	/s/ Leonard Livschitz Leonard Livschitz Chief Executive Officer and Director

Grid Dynamics Holdings, Inc.
6101 Bollinger Canyon Road, Suite 465
San Ramon, CA 94583
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Time and Date	December 23, 2025, at 7:30 a.m., Pacific Time
Place
The Annual Meeting will be a completely virtual audio meeting of stockholders, to be conducted via live audio webcast. You will be able to attend the virtual Annual Meeting and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/GDYN2025.

Items of Business
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To elect three Class III directors to hold office until the 2028 annual meeting of stockholders or until their successors are elected and qualified, subject to their earlier death, resignation or removal.

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To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.

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To conduct a non-binding advisory vote on the compensation of our named executive officers.

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To approve an amendment to the Grid Dynamics Holdings, Inc. 2020 Equity Incentive Plan to increase the number of shares authorized for issuance under the Plan by 3,500,000 shares.

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To transact such other business that may properly come before the Annual Meeting or any adjournment thereof.

Record Date	November 4, 2025 (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.
YOUR VOTE IS IMPORTANT.   Whether or not you plan to attend the virtual Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions for each of these voting options, please refer to the proxy card. Returning the proxy does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares at the Annual Meeting. The Proxy Statement explains proxy voting and the matters to be voted on in more detail.
Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting to be Held on December 23, 2025.   Our proxy materials, including the Proxy Statement and Annual Report to Stockholders, are being made available on or about November 10, 2025 at the following website: http://www.proxyvote.com, as well as on our investor relations webpage at https://ir.griddynamics.com/investor-relations.html in the “Financial Information” section under “SEC Filings.” We are providing access to our proxy materials over the Internet under the rules adopted by the U.S. Securities and Exchange Commission.
By Order of the Board of Directors,
/s/ Anil Doradla

Anil Doradla
Chief Financial Officer and Secretary
San Ramon, California
November 10, 2025
Your vote is important. To vote your shares, please follow the instructions in the Notice of Internet Availability of Proxy Materials, which is being mailed to you on or about November 10, 2025.

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GRID DYNAMICS HOLDINGS, INC.
PROXY STATEMENT
FOR 2025 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 7:30 A.M., Pacific Time, on December 23, 2025
This proxy statement (this “Proxy Statement”) and form of proxy are being provided to you in connection with the solicitation of proxies by the board of directors (the “Board”) of Grid Dynamics Holdings, Inc. (the “Company”) for use at our 2025 Annual Meeting of Stockholders (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on December 23, 2025 at 7:30 a.m., Pacific Time, via live audio webcast at www.virtualshareholdermeeting.com/GDYN2025. Stockholders of record as of November 4, 2025 (the “Record Date”) are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement.
The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and Grid Dynamics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as amended (the “Annual Report”), is first being mailed on or about November 10, 2025 to all stockholders entitled to vote at the Annual Meeting.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this Proxy Statement. Please read the entire Proxy Statement carefully before voting your shares.
Why am I receiving these materials?
Our board of directors is providing these proxy materials to you in connection with our board of directors’ solicitation of proxies for use at the Annual Meeting, which will take place on December 23, 2025. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.
All stockholders will have the ability to access the proxy materials via the Internet, including this Proxy Statement and our Annual Report. The Notice includes information on how to access the proxy materials, how to submit your vote over the Internet, by phone or how to request a paper copy of the proxy materials. This Proxy Statement and the Annual Report are available at www.proxyvote.com. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.
What proposals will be voted on at the Annual Meeting?
There are four proposals scheduled to be voted on at the Annual Meeting:
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Proposal No.1:   Election of Eric Benhamou, Patrick Nicolet and Weihang Wang as Class III directors to hold office until the 2028 annual meeting of stockholders or until their successors are elected and qualified, subject to their earlier death, resignation or removal;

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Proposal No. 2:   The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025; and

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Proposal No. 3:   Non-binding advisory vote on the compensation of our named executive officers.

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Proposal No. 4:   The approval of 3,500,000 additional shares under the Grid Dynamics Holdings, Inc. 2020 Equity Incentive Plan.

At the time this Proxy Statement was mailed, our management and board of directors were not aware of any other matters to be presented at the Annual Meeting.

What vote is necessary to approve each proposal and what are the board of directors’ recommendations?
The following table sets forth the voting requirements for each proposal being voted on at the Annual Meeting and the board of directors’ recommendations:
Effect of
Proposal	Board Recommendation	Required Vote	Withholding/ Abstentions	Broker Non-Votes
(Proposal No. 1) Election of Class III directors	FOR each nominee	Plurality of the voting power of the shares present in person or by proxy (nominees that receive the most FOR votes will be elected)	No effect	Not counted as entitled to vote and therefore no effect
(Proposal No. 2) Ratification of Grant Thornton LLP	FOR	Majority of the voting power of the shares present in person or by proxy	Same as a vote AGAINST	Not applicable (brokers have voting discretion)
(Proposal No. 3) Non-binding advisory vote on the compensation of our named executive officers	FOR	Majority of the voting power of the shares present in person or by proxy	Same as a vote AGAINST	Not counted as entitled to vote and therefore no effect
(Proposal No. 4) Approval of 3,500,000 additional shares under our 2020 Equity Incentive Plan	FOR	Majority of the voting power of the shares present in person or by proxy	Same as a vote AGAINST	Not counted as entitled to vote and therefore no effect
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on November 4, 2025, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 84,805,201 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record: Shares Registered in Your Name.   If, at the close of business on the Record Date, your shares were registered directly in your name with Continental Stock Transfer & Trust Company, our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.   If, at the close of business on the Record Date, your shares were held in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. For additional information, see “What if I do not specify how my shares are to be voted?” below.
Do I have to do anything in advance if I plan to attend the Annual Meeting?
The Annual Meeting will be a virtual audio meeting of stockholders, which will be conducted via live audio webcast. You are entitled to participate in the Annual Meeting only if you were a holder of our common stock as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting.
You will be able to attend the Annual Meeting and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/GDYN2025. You also will be able to vote your shares electronically at the Annual Meeting.

To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The live audio webcast will begin promptly at 7:30 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:15 a.m., Pacific Time, and you should allow ample time for the check-in procedures.
How can I get help if I have trouble checking in or listening to the meeting online?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.
How do I vote and what are the voting deadlines?
Stockholder of Record: Shares Registered in Your Name.   If you are a stockholder of record, you can vote in one of the following ways:
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You may vote via the Internet.   To vote via the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the proxy card you receive. Your vote must be received by 11:59 p.m., Eastern Time, on December 22, 2025 to be counted. If you vote via the Internet, you do not need to return a proxy card by mail.

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You may vote by telephone.   To vote by telephone, dial 1-800-690-6903 (the call is toll-free in the United States and Canada; toll charges apply to calls from other countries) and follow the recorded instructions. You will be asked to provide the control number from the proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on December 22, 2025 to be counted. If you vote by telephone, you do not need to return a proxy card by mail.

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You may vote by mail.   To vote by mail using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), you need to complete, date and sign the proxy card and return it promptly by mail in the envelope provided so that it is received no later than December 22, 2025. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail.

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You may vote at the Annual Meeting.   To vote at the meeting, following the instructions at www.virtualshareholdermeeting.com/GDYN2025 (have your Notice or proxy card in hand when you visit the website).

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.   If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee.
Can I change my vote or revoke my proxy?
Stockholder of Record: Shares Registered in Your Name.   If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:
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entering a new vote by Internet or telephone;

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signing and returning a new proxy card with a later date;

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delivering a written revocation to our Secretary at Grid Dynamics Holdings, Inc., 6101 Bollinger Canyon Road, Suite 465, San Ramon, CA 94583, by 11:59 p.m., Eastern Time, on December 22, 2025; or

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following the instructions at www.virtualshareholdermeeting.com/GDYN2025.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.   If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given; however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
What if I do not specify how my shares are to be voted?
Stockholder of Record: Shares Registered in Your Name.   If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted in accordance with the board of directors’ recommendations above in the question “What vote is necessary to approve each proposal and what are the board of directors’ recommendations?” and in the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.   If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on “non-routine” matters. Proposals No. 1 (election of directors), 3 (advisory vote on compensation of named executive officers) and 4 (approval of additional shares) are non-routine matters, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may not vote your shares with respect to Proposals No. 1, 3 or 4, which would result in a “broker non-vote,” but may, in its discretion, vote your shares with respect to Proposal No. 2. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.
What are the effects of abstentions and broker non-votes?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g., Proposals No. 2, 3 and 4). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, abstentions will have no impact on the outcome of such proposal as long as a quorum exists.
A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present and entitled to vote or votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence (including by proxy) of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. As noted above, as of the Record Date, there were a total of 84,805,201 shares of common stock outstanding, which means that 42,402,601 shares of common stock must be represented at the Annual Meeting to have a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.
How are proxies solicited for the Annual Meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.
If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.
What does it mean if I received more than one Notice?
If you receive more than one Notice, you hold shares that may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding.” Under this procedure, we will deliver only one copy of our Notice, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of our Annual Report to stockholders and this Proxy Statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing and mailing costs. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:
Grid Dynamics Holdings, Inc.
Attention: Secretary
6101 Bollinger Canyon Road, Suite 465
San Ramon, CA 94583
(650) 523-5000
Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that will be filed within four business days after the Annual Meeting. If final voting results are not available to us at that time, we will file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. The required notice, which must include the information and documents set forth in our bylaws, must be delivered to or be mailed and received by our Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Accordingly, with respect to our 2026 annual meeting of stockholders, our bylaws require notice to be provided to the Secretary at the address listed below, as early as August 25, 2026, but no later than September 24, 2026. Stockholder proposals should be addressed to:
Grid Dynamics Holdings, Inc.
Attention: Secretary
6101 Bollinger Canyon Road, Suite 465
San Ramon, CA 94583
Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2026 annual meeting of stockholders must submit such proposal to our Secretary at the address above. Proposals must be received by 5:00 p.m., local time, on July 13, 2026. In addition, all stockholder proposals requested to be included in the Company’s proxy statement and proxy card must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2026 annual meeting of stockholders.
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
You may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance — Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide a notice that sets forth the information required by Rule 14a-19 under the Exchange Act, as amended, no later than October 24, 2026.
Availability of Bylaws
A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business is managed under the direction of our board of directors, which is currently comprised of nine members. Six of our nine directors are independent within the meaning of the independent director requirements of the Nasdaq Stock Market LLC (“Nasdaq”). Our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Upon the recommendation of our nominating and corporate governance committee, we are nominating Eric Benhamou, Patrick Nicolet and Weihang Wang as Class III directors at the Annual Meeting. If elected, Messrs. Benhamou, Nicolet and Wang will each hold office until the annual meeting of stockholders to be held in 2028 or until their successors are elected and qualified, subject to their earlier death, resignation or removal.
The following table sets forth the names, ages as of November 10, 2025 and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing directors:
Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Director Nominees
Eric Benhamou(1)(2)(3)	III	70	Director	2015	2025	2028
Patrick Nicolet	III	66	Director	2022	2025	2028
Weihang Wang	III	59	Director	2017	2025	2028
Continuing Directors
Leonard Livschitz	I	59	Chief Executive Officer and Director	2006	2026	—
Marina Levinson(3)	I	67	Director	2020	2026	—
Shuo Zhang(3)	I	60	Director	2017	2026	—
Lloyd Carney(1)(2)	II	63	Chairman and Director	2018	2027	—
Michael Southworth(3)	II	53	Director	2020	2027	—
Yueou Wang	II	51	Director	2017	2027	—

(1)
Member of our compensation committee.

(2)
Member of our nominating and corporate governance committee.

(3)
Member of our audit committee.

Director Nominees
Eric Benhamou.   Mr. Benhamou, a director since inception, co-founded Bridge Communications, a specialist in computer network technologies in 1981. Bridge Communications later merged with 3Com Corporation, a networking equipment vendor, in 1987. Thereafter, he became Chief Executive Officer of 3Com, serving there from 1990 to 2000, and as chairman until 2010. As 3Com’s Chief Executive Officer, he led the company in acquiring US Robotics, the owner of Palm, Inc. the maker of the groundbreaking Palm Pilot. Palm, Inc. was thereafter spun off in 2000, and Mr. Benhamou served as its Chief Executive Officer until 2003. In 2003, Mr. Benhamou founded BGV, a venture capital firm focused on technology companies, specializing in cloud software, artificial intelligence cyber security, and mobile applications. Mr. Benhamou was a member of the board of directors of Silicon Valley Bank from 2004 until October 2024. He was a member of the board of directors of Finjan Holdings, a cybersecurity firm, from 2013 until July 2020. He served on the board of Cypress Semiconductor as chairman for over a decade, until 2017. He served as a member of the board of directors of Enterprise 4.0 Technology Acquisition Corp, a special purpose acquisition company, from May 2021 until September 2023. He also serves on the board of several privately held technology companies, including Evinced, an AI-powered digital accessibility company, Blendid, a maker of AI-robotics smoothie preparation kiosks, Virtana (formerly Virtual Instruments), an IT infrastructure performance management platform, 6dbytes, a food robotics company, Source Defense, a cybersecurity company, and Covu, an InsureTech AI company. He holds an M.S. from Stanford University’s School of Engineering and a Diplôme d’Ingénieur and a Doctorate from Ecole Nationale Supérieure d’Arts et Métiers, Paris. Mr. Benhamou taught entrepreneurship in various business schools around the world for over 10 years, principally at INSEAD, Stanford University and IDC’s Herzliya’s Arison School of Business, where he was a visiting professor. He also served on the Advisory Board of Stanford’s School of Engineering and the Board of Governors of Ben Gurion University of the Negev in Israel.
We believe Mr. Benhamou is qualified to serve on our board of directors due to his extensive operational and management experience in the technology industry as well as his public company governance experience and his venture capital background.
Patrick Nicolet.   Mr. Nicolet is the Chairman of Linebreak AG, an information technology services company specializing in real-time and distributed solutions for the enterprise that he founded in January 2021. Prior to that, he spent over twenty years in various roles at Capgemini SE, a consulting, technology services and digital transformation company, including seven as a Group Executive Board member. He also serves on the boards of directors of several private companies. Mr. Nicolet received his Bachelor of Laws (LLB) from the Université de Lausanne in Switzerland in 1984 and previously served in the Swiss Air Force where he obtained the Grade of Major.
We believe Mr. Nicolet’s decades of operational and management experience in the technology industry, particularly in consulting and digital transformation, provides him with the necessary skills to serve as a member of the board of directors.
Weihang Wang.   Mr. Wang has served as a non-employee director of Grid Dynamics’ board of directors since 2017. Mr. Wang has been a Director of ASL, the former parent company of Grid Dynamics, since 2009 and was re-designated from a Non-Executive Director to an Executive Director in May 2014. Mr. Wang has also served as the chairman and a director of Teamsun, ASL’s ultimate holding company listed on the Shanghai Stock Exchange, since 2014, and currently is also the sole director of Hong Kong Teamsun. Hong Kong Teamsun is a wholly owned subsidiary of Teamsun. Mr. Wang previously also served as the chief executive officer of Teamsun from 2014 to July 2019. Prior to his re-designation as the chairman and chief executive officer of Teamsun in 2014, Mr. Wang was the general manager of Teamsun, and the vice-chairman and general manager of Teamsun’s first board of directors. Mr. Wang holds an Executive Master’s Degree in Business Administration from Tsinghua University in the PRC and a Master’s Degree in Semi-Conductor Materials and Microelectronic Technology from the Information and Electronic Engineering Department of Zhejiang University in the PRC. Mr. Wang was awarded as China Software Industry Outstanding Entrepreneur Laureate and China Software Industry Prestige Award Laureate by China Software Industry Association in 2009. He was also awarded the “Innovation Outstanding Personality of Chinese Brand Award” in 2011.
We believe Mr. Wang’s leadership roles in the IT industry and background in technology and engineering enable Mr. Wang to provide valuable insight to the board of directors regarding business strategy and industry trends.
Continuing Directors
Lloyd Carney.   Mr. Carney, a director since June 2018, has spent more than 25 years in the technology industry. He started at Wellfleet and Nortel Networks in 1997 and in 2002 he rose to become division president. In 2003, he joined Juniper Networks as Chief Operating Officer where he oversaw the engineering, product management and manufacturing divisions. Thereafter, in 2004, he was named Chief Executive Officer of Micromuse, an enterprise and telecom network management company. Mr. Carney led the sale of Micromuse to IBM for $865 million, staying at IBM for a year after the sale to ensure a smooth transition. In 2008, he became the Chief Executive Officer of Xsigo Systems, a provider of network visualization systems, which was sold to Oracle Corporation in 2012. Mr. Carney then accepted the role of Chief Executive Officer and director of Brocade Communications Systems, Inc., a networking solutions company, in early 2013. His tenure culminated in the sale of Brocade to Broadcom Ltd. for $5.5 billion in late 2017. Mr. Carney is currently a member of the board of directors and chairs the audit committee of Visa, a leading credit card company. He is also a member of the board of directors of Vertex Pharmaceuticals, a biotechnology company. From 2018 to 2021, he served as the chairman of Nuance Communications, a leading conversational AI solution provider. From 2005 to 2014, he was a member of the board of Cypress Semiconductor Corporation, where he served on the audit and compensation committees. He was also a member of the board of Technicolor (SA), a technology company in the media and entertainment sector from 2010 until 2015, where he chaired its technology committee. In addition, since 2007 he has served as Chief Executive Officer of Carney Global Ventures, LLC, a global investment vehicle. Mr. Carney holds a B.S. degree in Electrical Engineering Technology from Wentworth Institute of Technology, as well as a M.S. degree in Applied Business Management from Lesley College.
We believe Mr. Carney is qualified to serve on our board of directors due to his extensive operational and management experience in the technology industry as well as the broad scope of experience he brings to bear.
Michael Southworth.   Mr. Southworth is currently the Chief Executive Officer of Assent, Inc., a supply chain sustainability management company, where he has served since May 2025. Previously, he was the CEO of Babel Street, an AI-enabled open-source analytics company, from March 2022 to May 2025, President of Transflo, a leading provider of digital transformation solutions for the transportation market, from October 2020 to January 2022, and General Manager of the Intelligent Self-Service business at Verint Systems, Inc., a leading provider of customer engagement solutions, from February 2016 until September 2020. From June 2014 to February 2016, Mr. Southworth was Chief Executive Officer of Contact Solutions, a company acquired by Verint in February 2016 and led Contact Solution’s business transformation, including strategy planning, risk mitigation, executive recruitment and change management. For over two decades, Mr. Southworth has directed companies from the start-up phase through major periods of growth, leading numerous equity and debt financings and over $5.0 billion in mergers and acquisitions. Prior to Contact Solutions, Mr. Southworth was Senior Vice President of Global Wireless Solutions at Corning. In addition, he held senior financial roles at a number of technology companies including MobileAccess Networks, Telemus Solutions, Lucent Technologies, Chromatis Networks, and the X-Stream Network. Mr. Southworth began his career in the Silicon Valley office of PricewaterhouseCoopers where he managed IPOs and advised clients on tax and accounting matters. Mr. Southworth holds a Bachelor of Science from the University of California at Berkeley. He is a Certified Public Accountant in the State of California and previously served on the board of directors of Quality of Life Plus and Finjan Holding, Inc.
We believe Mr. Southworth is qualified to serve on our board of directors due to his extensive operational and management experience with multinational technology growth companies and expertise in equity and debt financing.
Yueou Wang.   Mr. Wang has served as a non-employee director of Grid Dynamics’ board of directors since 2017. Mr. Wang has served as Chief Executive Officer and Executive Director of Automated Systems Holdings (“ASL”), the former parent company of Grid Dynamics, since September 2016 and September 2015, respectively. Mr. Wang joined ASL in 2011 as Financial Controller, Chief Financial Officer and Joint Company Secretary. Mr. Wang is currently a director of certain ASL subsidiaries and an associate of ASL (i.e., the directorship of i-Sprint). He was a director of Teamsun from December 2017 until February 2020. Previously, Mr. Wang was the Chief Financial Officer and a board secretary of Guangzhou Headway Technology Co., Ltd., and a regional finance manager (China) of Wistron Information Technology & Services Corporation. Mr. Wang holds a Bachelor’s degree in International Accounting from Jinan University, a Master’s degree in Business Administration from University of Wales, United Kingdom and an Executive Master’s degree in Business Administration from Research Institute of Tsinghua University.
We believe Mr. Wang’s financial management expertise, including his expertise in the IT industry, provides him with the necessary skills to serve as a member of the board of directors and enables him to contribute valuable insight regarding financial and strategic business issues.
Leonard Livschitz.   Mr. Livschitz has served as a director of Grid Dynamics’ board of directors since 2006 and as Chief Executive Officer of Grid Dynamics since 2014. Prior to joining Grid Dynamics as Chief Executive Officer, Mr. Livschitz co-founded the LED solutions company Luxera, serving as director from 2010 to 2014 and as President and Chief Executive Officer from 2010 to 2014. Prior to that, he served as Vice President of Sales and Marketing for Ledengin. Mr. Livschitz has over 30 years of experience in the high tech industry. He has held executive and management roles in sales, marketing, business development, and research and development with Philips Lumileds Lighting, Ledengin, Visteon Lighting and Ford Motor Company.

Mr. Livschitz holds a Masters of Science degree in Systems and Control Engineering from Case Western Reserve University and a Masters of Science in Mechanical Engineering from Kharkov State Polytechnic University, Ukraine.
We believe Mr. Livschitz’s extensive entrepreneurial and executive experience in and knowledge of the high tech industry, including in technologies, applications, and trends in Artificial Intelligence (AI), Cloud Computing, Digital Commerce, Solid-State Lighting, Smart Home solutions, and the Internet of Things (IoT), as well as his experience with executive and management roles and responsibilities at Grid Dynamics, provide him with the necessary skills to serve as a member of the board of directors.
Marina Levinson.   Ms. Levinson is the founder and CEO of CIO Advisory Group LLC, which was founded in September 2011 and provides technology advice to venture capital and private equity firms and their portfolio companies. Since April 2014, she has also been a partner at venture capital firm BGV. From September 2021 to October 2023, Ms. Levinson was on the board of HomeSmart International, a real estate brokerage company, and was a member of the audit committee and chair of its compensation committee. Additionally, Ms. Levinson was a member of the board of directors of Personal Capital from October 2018 until August 2020 when Personal Capital was acquired by Empower Retirement. She also served on the board of Ellie Mae where she was the chair of the technology and cybersecurity committee and a member of the compensation committee from August 2014 until April 2019 when Ellie Mae was acquired by Thoma Bravo. She was also on the board of Carbonite where she was the chair of the nominating and corporate governance committee and a member of the information security risk committee from May 2017 until January 2020 when Carbonite was acquired by OpenText. From 2005 to 2011, Ms. Levinson served as senior vice president and chief information officer for NetApp, Inc. From 1999 to 2005, she served as vice president and chief information officer of Palm, Inc., having earlier served as senior director of global integration at 3Com. Ms. Levinson holds a B.S. in Computer Science from St. Petersburg Institute of Precision Mechanics and Optics.
We believe Ms. Levinson is qualified to serve on our board of directors due to her extensive operational and management experience in the technology industry as well as her public company governance experience.
Shuo Zhang.   Ms. Zhang has served as a non-employee director of Grid Dynamics’ board of directors since 2017. Ms. Zhang currently serves on the boards of directors at several public and private companies, including S.O.I.TEC Silicon on Insulator Technologies SA, Telink Semiconductor and PDF Solutions. She is also actively involved with private venture capital firms in the Silicon Valley and currently serves a China Advisory Partner for Benhamou Global Ventures (“BGV”). From December 2007 to September 2015, Ms. Zhang served in various senior management capacities at Cypress Semiconductor, including corporate development, general management and worldwide mobile sales. Prior to Cypress, Ms. Zhang served in many different product, marketing and sales management roles in Silicon Light Machines, Agilent Technologies, Altera Corporation, and LSI Corporation. Ms. Zhang holds a Bachelor’s Degree in electrical engineering from Zhejiang University and a Master of Science in material science and mechanics from Penn State University.
We believe Ms. Zhang is qualified to serve on our board of directors due to her experience in general management, marketing, sales and strategic business development.
Director Independence
Our common stock is listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of Nasdaq. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of Nasdaq.

In order to be considered independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
We have undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, we determined that each of Eric Benhamou, Lloyd Carney, Marina Levinson, Patrick Nicolet, Michael Southworth, and Shuo Zhang are considered “independent directors” as defined under the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing requirements and rules of Nasdaq.
Board Leadership Structure
We believe that the structure of our board of directors and its committees provide us strong overall management. The Chairman of our board of directors and our Chief Executive Officer roles are separate. Mr. Livschitz serves as our Chief Executive Officer, and Mr. Carney serves as Chairman of our board of directors. This structure enables each person to focus on different aspects of Company leadership. Our Chief Executive Officer is responsible for setting the strategic direction of our Company, the general management and operation of the business and the guidance and oversight of senior management. The Chairman of our board of directors monitors the content, quality and timeliness of information sent to our board of directors and is available for consultation with our board of directors regarding the oversight of its business affairs. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Livschitz brings Company-specific experience and expertise. As our Chief Executive Officer, Mr. Livschitz is best positioned to identify strategic priorities, lead critical discussion and execute our business plans.
Board and Stockholder Meetings and Committees
During the fiscal year ended December 31, 2024, Grid Dynamics’ board of directors held four meetings (including regularly scheduled and special meetings), and each director attended 95% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
We encourage, but do not require, our directors to attend our annual meeting of stockholders. Four of our directors who served at the time of the 2024 annual meeting of stockholders attended such meeting.
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, which are standing committees of the board of directors. The current membership of our committees is set forth below. Each of our standing committees operates under a written charter that complies with the applicable requirements of the Nasdaq listing standards and the applicable rules and regulations of the SEC. Each of the charters is posted on the “Corporate Governance” section of our investor relations website at https://ir.griddynamics.com/corporate-governance.html.

Name of Director(1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Eric Benhamou	Member	Chair	Member
Lloyd Carney		Member	Chair
Marina Levinson	Member
Michael Southworth	Chair
Shuo Zhang	Member

(1)
Lists current membership of our committees.

Audit Committee
Our audit committee is responsible for, among other things:
•
selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•
helping to ensure the independence and performance of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, our interim and year-end financial statements;

•
developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•
reviewing our policies on and oversees risk assessment and risk management, including enterprise risk management;

•
reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•
providing oversight on matters related to our cybersecurity, IT strategy, operations, policies, controls and risk management;

•
reviewing related person transactions; and

•
approving or pre-approving, as required, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Each of the members of our audit committee meets the requirements for independence under the listing standards of Nasdaq and the applicable rules and regulations of the SEC. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of Nasdaq. In addition, our board of directors has determined that Ms. Zhang is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). The audit committee held four meetings in 2024.
Compensation Committee
Our compensation committee is responsible for, among other things:
•
reviewing, approving and determining the compensation of our executive officers and key employees;

•
reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the board of directors or any committee thereof;

•
administering our equity compensation plans;

•
reviewing, approving and making recommendations to our board of directors regarding incentive compensation and equity compensation plans; and

•
establishing and reviewing general policies relating to compensation and benefits of our employees.

Each of the members of our compensation committee meets the requirements for independence under the listing standards of Nasdaq and the applicable rules and regulations of the SEC. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The compensation committee held four meetings in 2024.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is responsible for, among other things:
•
identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•
overseeing the evaluation of our board of directors and its committees;

•
considering, and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•
reviewing developments in corporate governance practices;

•
evaluating the adequacy of our corporate governance practices and reporting; and

•
developing, and making recommendations to our board of directors regarding, corporate governance guidelines and matters.

Each of the members of our nominating and corporate governance committee meets the requirements for independence under the listing standards of Nasdaq. The nominating and corporate governance committee held one meeting in 2024.
Compensation Committee Interlocks and Insider Participation
In 2024, Mr. Benhamou and Mr. Carney served as members of our compensation committee. None of the members of our compensation committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or board of directors.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director potential director candidates. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments.
In making determinations regarding nominations of directors, our nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board of directors: (i) the highest personal and professional ethics and integrity, (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (iii) skills that are complementary to those of the existing board of directors, (iv) the ability to assist and support management and make significant contributions to the Company’s success, and (v) an understanding of the fiduciary responsibilities that is required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.
Any search firm retained by our nominating and corporate governance committee to find director candidates would be instructed to take into account all of the considerations used by our nominating and corporate governance committee. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.
Stockholder Recommendations for Nominations to the Board of Directors
Our nominating and corporate governance committee will consider candidates for director recommended by stockholders of the Company who hold no less than $2,000 in market value, or one percent, of the outstanding shares of the Company’s common stock continuously for at least twelve months prior to the date of the submission of the recommendation or nomination, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.
A stockholder that wants to recommend a candidate for election to the board of directors should direct the recommendation in writing by letter to the Company, attention of the Secretary, at Grid Dynamics Holdings, Inc., 6101 Bollinger Canyon Road, Suite 465, San Ramon, CA 94583. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like and personal references.
Communications with the Board of Directors
Interested parties wishing to communicate with our non-management directors may do so by writing to the board of directors or to the particular member or members of our board of directors and mailing the correspondence to our Secretary at Grid Dynamics Holdings, Inc., 6101 Bollinger Canyon Road, Suite 465, San Ramon, CA 94583. Our Secretary, in consultation with appropriate members of our board of directors, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our investor relations webpage at https://ir.griddynamics.com/corporate-governance.html in the “Corporate Governance” section. We intend to post any amendments to our Code of Business Conduct and Ethics, and any waivers of our Code of Business Conduct and Ethics for directors and executive officers, on the same website.
Role of the Board in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process which risks include, among others, strategic, financial, business and operational, cybersecurity, legal and regulatory compliance, and reputational risks. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. In addition to oversight of the performance of our external audit function, our audit committee also monitors compliance with legal and regulatory requirements and reviews, approves, prohibits and monitors related party transactions. Our nominating and corporate governance committee monitors the effectiveness of our Corporate Governance Guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. In addition, our compensation committee reviews the relationship between risk management policies and compensation and evaluates compensation policies and practices that could mitigate any such risk.
Derivatives Trading and Anti-Hedging and Pledging Policy
Our insider trading policy prohibits executive officers, members of the Board, and all other employees from trading derivative securities related to our stock or engaging in short sales or other short-position transactions in shares of our stock. This policy does not restrict ownership of company-granted awards, such as options to purchase shares of our common stock or PSU or RSU awards, which have been granted by the Board or compensation committee. The policy also prohibits all employees, including our executive officers, and members of the Board, from hedging our stock, engaging in similar transactions, holding it in a margin account, or otherwise pledging our securities.
Non-Employee Director Compensation
Our board of directors has adopted an Outside Director Compensation Policy (the “Policy”), pursuant to which: (i) each outside director will be paid an annual cash retainer of $40,000, an initial grant of restricted stock units with a grant date fair market value of $75,000, and an annual grant of restricted stock units with a grant date fair market value of $75,000, (ii) the non-executive chairperson of the board will be paid an additional annual cash fee of $20,000 and granted an additional grant of restricted stock units with a grant date fair market value of $20,000, (iii) the lead outside director will be paid an additional annual cash fee of $20,000 and granted an additional grant of restricted stock units with a grant date fair market value of $20,000, (iv) the chair of the audit, compensation and nominating and corporate governance committees will be paid an additional annual cash fee of $20,000, $15,000 and $15,000, respectively, and (v) members of the audit, compensation and nominating and corporate governance committees that are not serving as the chair of such committee, will be paid of an additional annual cash fee of $15,000, $10,000 and $10,000, respectively.
Our board of directors updated the Policy effective January 1, 2025. Pursuant to the updated Policy: (i) the additional annual grant of restricted stock units to each of the non-executive chairperson and the lead outside director will increase from a grant date fair market value of $20,000 to a grant date fair market value of $30,000, (ii) the chair of the audit, compensation and nominating and corporate governance committees will be granted an additional annual grant of restricted stock units with a grant date fair market value of $40,000, and (iii) members of the audit, compensation and nominating and corporate governance committees that are not serving as the chair of such committee, will be granted an additional grant of restricted stock units with a grant date fair market value of $30,000.
Our board of directors further revised the Policy effective December 23, 2025 to provide that, unless otherwise elected by an outside director during the open window period prior to the date of the annual meeting of stockholders, in lieu of the annual cash retainers and other cash fees described above, such director shall instead receive restricted stock units with grant date values equal to the cash amounts that would otherwise have been paid in cash and vesting terms aligned with the cash payment schedule. This change to encourage outside directors to receive all their compensation in the form of equity was designed as a means to best align the directors’ interests with those of the Company’s stockholders.
Notwithstanding the foregoing, no outside director may be paid, issued or granted, in any fiscal year of the Company, cash compensation and equity awards with an aggregate value greater than $600,000.

The table below shows the total compensation earned by our non-employee directors for the fiscal year ended December 31, 2024.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Eric Benhamou	80,000	74,982	154,982
Lloyd Carney	85,000	94,994	179,994
Marina Levinson	55,000	74,982	129,982
Patrick Nicolet	40,000	74,982	114,982
Michael Southworth	60,000	74,982	134,982
Weihang Wang	40,000	74,982	114,982
Yueou Wang	40,000	74,982	114,982
Shuo Zhang	55,000	74,982	129,982

(1)
The amounts in this column represent the aggregate grant date fair value of RSU awards granted to the director in the fiscal year computed in accordance with FASB ASC Topic 718. See Note 10 of the notes to our consolidated financial statements included elsewhere in our Annual Report for a discussion of our assumptions in determining the grant date fair value of our equity awards.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of nine members. In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. One Class is elected each year at the annual meeting of stockholders for a term of three years. At the Annual Meeting, three Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal.
Nominees
Our board of directors has nominated Eric Benhamou, Patrick Nicolet and Weihang Wang as Class III directors at the Annual Meeting. If elected, each of Messrs. Benhamou, Nicolet and Wang will serve as Class III directors until the 2028 annual meeting of stockholders or until their successors are elected and qualified, or their earlier death, resignation or removal. Each of the nominees is currently a director of the Company. For information concerning the nominees, see the section titled “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Messrs. Benhamou, Nicolet and Wang. We expect that Messrs. Benhamou, Nicolet and Wang will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.
Vote Required
The election of Class III directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Accordingly, the three nominees receiving the highest number of “FOR” votes will be elected. Broker non-votes will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN THIS PROXY STATEMENT AS CLASS III DIRECTORS TO SERVE UNTIL THE 2028 ANNUAL MEETING OF STOCKHOLDERS.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Grant Thornton LLP, as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2025. Grant Thornton LLP has served as our independent registered public accounting firm since 2017.
At the Annual Meeting, stockholders are being asked to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Stockholder ratification of the appointment of Grant Thornton LLP is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2025 if our audit committee believes that such a change would be in the best interests of the Company and its stockholders. If the appointment is not ratified by our stockholders, the audit committee may reconsider whether it should appoint another independent registered public accounting firm.
A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table sets forth the approximate aggregate fees billed to the Company by Grant Thornton LLP in 2023 and 2024:
Fee Category	2023	2024
Audit Fees(1)	$1,300,000	$1,431,688
Audit-Related Fees(2)	$14,432	$631,230
Tax Fees(3)	$16,210	$43,326
All Other Fees(4)	$159,023	$4,548
Total	$1,489,665	$2,110,792

(1)
“Audit Fees” consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements and audit services provided in connection with other statutory and regulatory filings.

(2)
“Audit-Related Fees” consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include services related to due diligence related to mergers and acquisitions.

(3)
“Tax Fees” are the aggregate fees for professional services rendered in connection with tax compliance, advice and planning.

(4)
“All Other Fees” in 2023 consisted of the aggregate fees for professional services rendered for buy-side due diligence. In 2024, “All Other Fees” included permitted advisory services or attest services that are not reasonably related to the performance of the audit or review of the registrants financial statements.

The audit committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of Grant Thornton LLP.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm and audit engagement fees and terms in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to Grant Thornton for the fiscal years 2024 and 2023 were pre-approved by our audit committee.
Vote Required
The ratification of the appointment of Grant Thornton LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2025.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to express their view, on a non-binding advisory basis, on the compensation of our named executive officers (commonly known as a “say-on-pay” vote). This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the compensation philosophy, policies, and practices described in this Proxy Statement.
Please read the section titled “Executive Compensation” for information about our executive compensation program, including details of the fiscal 2024 compensation of our named executive officers. Our board of directors and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and achieving our compensation program goals.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
Vote Required
The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions will have the effect of a vote “AGAINST” this proposal, and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4
APPROVAL OF AN AMENDMENT TO THE 2020 EQUITY INCENTIVE PLAN INCREASING THE NUMBER OF SHARES AUTHORIZED AND RESERVED FOR ISSUANCE
Executive Summary
•
3.5 million additional shares for issuance under the Grid Dynamics Holdings, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) are being requested.

•
Approval of this request would allow us to continue aligning eligible participant and stockholder interests.

•
Additionally, our equity awards are intended to attract and retain highly qualified individuals, retain those individuals in a competitive marketplace and motivate performance.

•
For the reasons discussed in our Compensation Discussion and Analysis starting on page 30 of this Proxy Statement, 55% of the equity awards granted to named executive officers are PSUs and 45% are RSUs.

•
As of November 4, 2025:

•
3,226,924 shares remain available for issuance under the 2020 Plan.

•
No shares are reserved for issuance and available under any other plan.

•
84,805,201 shares of our common stock were outstanding.

Overhang
Overhang refers to the potential stockholder dilution represented by outstanding equity awards and shares reserved for future grants. This is calculated by dividing the sum of the outstanding equity awards and shares reserved for future issuance under the 2020 Plan by the total common shares outstanding.
As of November 4, 2025, the total overhang was 13.0%, calculated assuming that all PSUs outstanding would vest and be paid out at maximum levels. The Company’s overhang, both currently and with the inclusion of the additional share reserve, is below the median of the compensation peers used for market comparisons.
As of November 4, 2025
Stock options outstanding	3,779,979
Restricted stock units outstanding	1,076,755
Performance stock units outstanding	2,942,800
Total equity awards outstanding	7,799,534
Shares remaining for future issuance under the 2020 Equity Incentive Plan	3,226,924
Common shares outstanding	84,805,201
Overhang (total equity outstanding/common shares)	13.0%
The weighted average exercise price for options outstanding is $9.65 and the remaining weighted average term of the outstanding stock options is 4.67 years.
Burn Rate
Our burn rate is the number of shares subject to equity awards granted during a period stated as a percentage of common shares outstanding for such period, based on basic weighted average number of common shares outstanding.

	2024	2023	2022
Stock options granted	25,000	689,500	1,228,700
Restricted stock units granted	1,750,381	251,955	1,414,925
Performance stock units vested	822,895	1,335,982	112,085
Total shares	2,598,267	2,277,437	2,755,710
Weighted average basic common shares outstanding	77,465,000	75,193,000	69,197,000
Calculated burn-rate (total shares/shares outstanding)	3.4%	3.0%	4.0%
Average three-year burn-rate			3.5%
The weighted average grant-date fair value of stock options granted during the years ended December 31, 2024, 2023 and 2022 was $6.74, $5.87 and $6.93, respectively.
Burn-rate is a commonly used measure to assess the annual dilutive impact of equity awards, such as the equity awards granted under the 2020 Plan. The Company’s burn rate for the three-year period 2022 – 2024 is below the median of the compensation peers used for market comparisons.
Equity Incentive Plan Information
All of our outstanding equity awards have been granted under two stockholder-approved plans — the 2020 Plan and one predecessor plan, the 2018 Stock Plan. There are no equity awards outstanding under plans for which stockholder approval was not required or sought. The information below is as of November 4, 2025.
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants, and rights ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,799,534	9.65	3,226,924
Equity compensation plans not approved by security holders	0	N/A	0
Total	7,799,534	9.65	3,226,924

(1)
The number of outstanding awards is calculated assuming that all PSUs outstanding would vest and be paid out at maximum levels.

Amendment to the 2020 Plan
On October 23, 2025, our Board unanimously adopted an amendment (the “Plan Amendment”) to the 2020 Plan, subject to stockholder approval. If approved by our stockholders, the Plan Amendment would increase the number of shares of our common stock that are authorized and reserved for issuance pursuant to the 2020 Plan by 3,500,000 shares, from 16,300,000 shares to 19,800,000 shares. We believe that the effective use of equity and equity-based awards is essential to attract, motivate, and retain employees, consultants and directors, to further align participants’ interests with those of our stockholders, and to provide participants incentive compensation opportunities that are competitive with those offered by other companies that we compete with for talent.
In this Proposal No. 4, we are asking our stockholders to approve the Plan Amendment. The full text of the Plan Amendment is attached as Appendix A to this Proxy Statement.
If this Proposal No. 4 is approved by our stockholders at the Annual Meeting, 3,500,000 additional shares of our common stock will be authorized and reserved for issuance under the 2020 Plan, subject to adjustment as described below in the “Summary of the 2020 Plan.”
Description of Change
The terms of the 2020 Plan after approval of the Plan Amendment remain the same, except that 3,500,000 additional shares of our common stock will be authorized and reserved for issuance under the 2020 Plan on or after the effective date of the Plan Amendment.

Vote Required
The approval of the Plan Amendment requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions will have the effect of a vote “AGAINST” this proposal, and broker non-votes will have no effect.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PLAN AMENDMENT TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED AND RESERVED FOR ISSUANCE UNDER THE 2020 PLAN FROM 16,300,000 TO 19,800,000, SUBJECT TO CERTAIN CONDITIONS AS SET FORTH IN THE 2020 PLAN.
Summary of the 2020 Plan
The following is a summary of the principal features of the 2020 Plan after giving effect to the Plan Amendment. For additional information, please refer to the specific provision of the full text of the 2020 Plan attached as Exhibit 4.3 to the Form S-8 filed on May 12, 2020 and the Plan Amendment as set forth in Appendix A to this proxy statement.
Purpose.
The purposes of the 2020 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants who perform services for us or any parent or subsidiary, and to promote the success of our business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares.
Authorized Shares.
A total of 16,300,000 shares of our common stock are currently authorized and reserved for issuance pursuant to the 2020 Plan, and a total of 19,800,000 shares will be authorized and reserved for issuance if the Plan Amendment is approved.
If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance units or performance shares, is forfeited to, or repurchased by, us due to failure to vest, then the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2020 Plan (unless the 2020 Plan has terminated). With respect to stock appreciation rights, the net shares issued will cease to be available under the 2020 Plan and all remaining shares will remain available for future grant or sale under the 2020 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2020 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2020 Plan.
Adjustments to Shares.
In the event of any dividend or other distribution (whether in the form of cash, shares, other securities or other property, but excluding ordinary dividends), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other of our securities or other change in the corporate structure affecting our common stock occurs, the administrator (as defined below), in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2020 Plan, will adjust the number and class of shares that may be delivered under the 2020 Plan, and/or the number, class and price of shares covered by outstanding awards, and the numerical share limitations in the 2020 Plan.
Administration.
Our board of directors or one or more committees appointed by our board of directors will administer the 2020 Plan (referred to as the “administrator”). If the administrator determines it is desirable to qualify transactions under the 2020 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2020 Plan, the administrator has the power to administer the 2020 Plan, including, but not limited to, the power to interpret the terms of the 2020 Plan and awards granted under it, to prescribe, amend and rescind rules relating to the 2020 Plan, including creating sub-plans, and to determine the terms of the awards, including the exercise price, the number of shares of common stock subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to amend existing awards to reduce or increase their exercise prices, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type and/or cash.
Eligibility.
Awards may be granted to our employees, directors and consultants and employees and consultants of any parent or subsidiary. Incentive stock options may be granted only to employees who, as of the time of grant, are employed by us or any parent or subsidiary.
Stock Options.
Stock options in the form of nonstatutory stock options or incentive stock options may be granted under the 2020 Plan. The administrator determines the number of shares subject to each option. The administrator determines the exercise price of options granted under the 2020 Plan, provided that the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten (10) years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five (5) years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, cashless exercise, net exercise and other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve (12) months. In all other cases, the option generally will remain exercisable for three (3) months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of the 2020 Plan, the administrator determines the other terms of options.
Stock Appreciation Rights.
Stock appreciation rights may be granted under the 2020 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten (10) years. After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. Generally, the terms and conditions relating to the period of post-termination exercise with respect to options described above also apply to stock appreciation rights, however, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2020 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.
Restricted Stock Awards.
Restricted stock may be granted under the 2020 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2020 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.
Restricted Stock Units.
Restricted stock units may be granted under the 2020 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of the 2020 Plan, the administrator determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service) and the form and timing of payment. Notwithstanding the foregoing, the administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
Performance Units and Performance Shares.
Performance units and performance shares may be granted under the 2020 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares of our common stock or in some combination thereof.
Transferability of Awards.
Unless the administrator provides otherwise, the 2020 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.
Outside Director Limitations.
The 2020 Plan provides that no outside director may be paid, issued or granted, in any fiscal year, cash compensation or equity awards (including awards under the 2020 Plan) with an aggregate value greater than $600,000.
Dissolution or Liquidation.
In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction, and, to the extent not exercised, all awards will terminate immediately prior to the consummation of such proposed transaction.
Merger or Change in Control.
The 2020 Plan provides that in the event of a merger or change in control, as defined under the 2020 Plan, each outstanding award will be treated as the administrator determines, including, without limitation, (i) that outstanding awards will be assumed or an equivalent option or right substituted by the successor corporation or its parent, (ii) upon notice to holders outstanding awards will terminate upon or prior to such merger or change in control, (iii) outstanding awards will vest and become exercisable in whole or in part, (iv) outstanding awards will terminate in exchange for a payment in cash or property equal to the amount, if any, that would have been attained upon the exercise of the award or realization of the holder’s rights in the merger or change in control, (v) the replacement of awards with other rights or property selected by the administrator, or (vi) any combination of the foregoing.
In the event a successor corporation does not assume or substitute for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, and all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels. In addition, if an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will become fully exercisable for a specified period prior to the transaction and terminate upon the expiration such period. Upon a change in control, awards granted to an outside director will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and restricted stock units will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms and conditions met.
Clawback.
The 2020 Plan provides that the administrator may specify in an award agreement that the holder’s rights, payments and/or benefits with respect to such award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events in addition to the applicable vesting, performance or other conditions and restrictions of such award. Awards granted under the 2020 Plan will be subject to our clawback policy as may be established or amended from time to time.
Amendment; Termination.
The administrator has the authority to amend, alter, suspend, or terminate the 2020 Plan provided such action does not impair the existing rights of any participant. The 2020 Plan will automatically terminate on the tenth anniversary of the date it was adopted by our board of directors, unless it is terminated sooner.
Summary of U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2020 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.
Incentive Stock Options.
An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code (the “Code”). Optionees who neither dispose of their shares within two (2) years following the date the option was granted nor within one (1) year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two (2) years after the date of grant or within one (1) year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.
Nonstatutory Stock Options.
Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.
Stock Appreciation Rights.
In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
Restricted Stock Awards.
A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty (30) days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Restricted Stock Unit Awards.
There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.
Performance Shares and Performance Unit Awards.
A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Section 409A.
Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2020 Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have withholding and reporting requirements with respect to such amounts.
Medicare Surtax.
A participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of shares subject to a participant’s awards under the 2020 Plan. Whether a participant’s net investment income will be subject to the Medicare Surtax will depend on the participant’s level of annual income and other factors.
Tax Effect for Us.
We are generally entitled to a tax deduction in connection with an award under the 2020 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance.

AUDIT COMMITTEE REPORT
The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, or the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.
The audit committee serves as the representative of our board of directors with respect to its oversight of:
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our accounting and financial reporting processes and the audit of our financial statements;

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the internal controls and integrity of our financial statements;

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our compliance with legal and regulatory requirements;

•
inquiring about significant risks, reviewing our policies for risk assessment and risk management, and assessing the steps management has taken to control these risks; and

•
the independent registered public accounting firm’s appointment, qualifications and independence, and approval of the registered public accounting firm’s services.

The audit committee also reviews the performance of our independent registered public accounting firm, Grant Thornton LLP, in the annual audit of our financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.
The audit committee is composed of four non-employee directors. Our board of directors has determined that each member of the audit committee is independent, and that Ms. Zhang qualifies as an “audit committee financial expert” under the SEC rules.
The audit committee provides our board of directors such information and materials as it may deem necessary to make our board of directors aware of financial matters requiring the attention of our board of directors. The audit committee reviews our financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2024 with management.
The audit committee also reviewed and discussed such audited consolidated financial statements with management and Grant Thornton LLP, our independent registered public accounting firm. The audit committee has discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, or the PCAOB.
The audit committee received and reviewed the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the audit committee concerning independence, and discussed with Grant Thornton LLP its independence. In addition, the audit committee discussed with Grant Thornton LLP its independence from management and the Company, including matters in the letter from Grant Thornton LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with Grant Thornton LLP’s independence.
Based on the review and discussions referred to above, the audit committee recommended to our board of directors that our audited consolidated financial statements for the fiscal year ended December 31, 2024 be included in our annual report. The audit committee also has selected Grant Thornton LLP as the independent registered public accounting firm for fiscal year 2025. Our board of directors recommends that stockholders ratify this selection at the Annual Meeting.
Respectfully submitted by the members of the audit committee of the board of directors:
Michael Southworth (Chair)
Eric Benhamou
Marina Levinson
Shuo Zhang

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers and their respective ages as of November 10, 2025. Officers are elected by the board of directors to hold office until their successors are elected and qualified. There are no family relationships among any of our directors or executive officers.
Name	Age	Position
Leonard Livschitz	59	Chief Executive Officer and Director
Anil Doradla	56	Chief Financial Officer
Yury Gryzlov	42	Chief Operating Officer
For the biography of Mr. Livschitz, see the section titled “Board of Directors and Corporate Governance — Continuing Directors.”
Anil Doradla.   Mr. Doradla joined Grid Dynamics in December 2019 as Chief Financial Officer. Prior to joining Grid Dynamics, Mr. Doradla most recently served as Chief Financial Officer of Airgain, Inc. (NASDAQ:AIRG), a provider of advanced antenna technologies used to enable high performance wireless networking across a broad range of devices and markets, from February 2018 until November 2019. Prior to Airgain, Mr. Doradla was an equity research analyst at William Blair covering the technology sector that included ITO and BPO Services from June 2008 through January 2018. Prior to William Blair, Mr. Doradla held a range of senior finance, strategy and technology roles with Caris and Company, Deutsche Bank AG, AT&T Labs, and LCC International.
Yury Gryzlov.   Mr. Gryzlov joined Grid Dynamics in 2007 as the Company’s first QA Manager and has served as Chief Operating Officer since January 2021. As the Chief Operating Officer, he is in charge of all facets of Grid Dynamics’ operations, including budgeting, legal, HR, IT, office management, pricing, and recruiting. Previously, he served as Senior Vice President of Operations and the Vice President of Operations in Europe, where he was responsible for all aspects of Grid Dynamics’ people strategy, including hiring, developing, and retaining Grid Dynamics personnel offshore. Prior to that, Mr. Gryzlov was the Deputy Director of the Saratov Engineering Center, where he managed all of the daily operations.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“NEOs”) listed below. This CD&A also describes the compensation committee’s process for making pay decisions, as well as its rationale for specific decisions related to the year ended December 31, 2024.
Name	Position
Leonard Livschitz	Chief Executive Officer and Director
Anil Doradla	Chief Financial Officer
Yury Gryzlov	Chief Operating Officer and Chief Executive Officer of Grid Dynamics Europe
Executive Summary
Grid Dynamics is a leading provider of technology consulting, platform and product engineering, and advanced analytics services. Fusing technical vision with business acumen, we enable positive business outcomes for enterprise companies undergoing business transformation by solving their most pressing technical challenges. A key differentiator is our eight years of experience and leadership in enterprise artificial intelligence (“AI”), supported by profound expertise and ongoing investment in data, analytics, cloud & DevOps, application modernization, and customer experience. Founded in 2006, Grid Dynamics is headquartered in Silicon Valley with offices across the Americas, Europe, and India.
2024 Business Highlights
With our continued focus on scaling, both in sales and technology, our revenues in 2024 were the highest in our history. This remarkable result was driven by customers, both existing and new, across various industry verticals.
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Revenue — Total revenues were $350.6 million, an increase of 12.0% year-over-year.

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GAAP Net Income — GAAP net income attributable to common stockholders was $4.0 million compared to GAAP net loss attributable to common stockholders of $(1.8) million in 2023.

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Non-GAAP EBITDA — Non-GAAP EBITDA (earnings before interest, taxes, depreciation, amortization, other income, net, fair value adjustments, stock-based compensation, and transaction and transformation-related costs as well as geographic reorganization expenses), a non-GAAP metric, was $52.5 million, compared with $44.2 million in 2023.

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Customers — We continued to gain new customers in 2024 and increased deal activity with our existing customers across industry verticals. Our customers, new and existing, contributed to our strong results. This is a testament of our differentiation, technical competency and the business value we bring to our customers.

•
Continuing to Scale — We continued to scale our delivery locations in 2024, furthering our “follow-the-sun” strategy across Europe, India, and the Americas. As part of this strategy, we acquired Juxt in the U.K. and Mobile Computing in Argentina.

2024 Say-on-Pay and Stockholder Engagement
At our 2024 Annual Meeting, stockholders strongly supported our executive compensation program, with 98% of those voting in favor of our Say-on-Pay advisory vote. This outcome reflects the alignment of our program with stockholder expectations and reinforces our commitment to listening to and acting on feedback.
Throughout 2024 and continuing into 2025, the Company remained actively engaged with stockholders in the United States and around the world to gather their perspectives on a range of matters, including executive compensation, Company performance, governance practices, and long-term strategy. These conversations are an important part of our governance approach and reflect our ongoing commitment to listening and responding to stockholder feedback. We expect to continue this dialogue on a regular basis as we evaluate and refine our executive compensation practices.
As previously disclosed, during 2023, we engaged extensively with our largest stockholders, collectively representing over 30% of our outstanding shares unaffiliated with members of our Board, to listen to their concerns. Members of our senior management team, and in some cases the chair of the compensation committee, participated in these discussions, which provided valuable insights into stockholders’ perspectives on our compensation philosophy, incentive structures, performance metrics, and governance practices. The feedback from these dialogues was shared with the full Board and informed our efforts to enhance our compensation programs. In addition, with support from our independent compensation consultant, the compensation committee conducted a thorough review of our executive compensation program. This review focused on balancing competitive market practices, stockholder expectations, governance standards, and our business strategy. The compensation committee continued to utilize our independent compensation consultant in 2024 to examine and assess the effectiveness of our compensation program throughout the year.
As a result of this process, we implemented several key changes to the program for 2024, which are summarized below. These updates reflect our ongoing commitment to maintaining a compensation program that aligns with stockholder interests, supports long-term value creation, and seeks to attract and retain top talent.
What We Heard	What We Did
Stockholders would like to see diverse use of performance metrics in the incentive plans
The compensation committee discusses metric selection regularly. The focus of our annual and long-term incentives is achieving profitable growth and driving long-term stockholder value creation. As such, we use a carefully balanced mix of financial metrics across our incentive plans — with a heavier emphasis on revenue because it is a fundamental indicator of our ability to generate income and sustain growth over time. Recognizing that revenue is used as a metric in both the annual and long-term incentives, the compensation committee balances it with other metrics designed to support the Company’s business strategy and align with stockholder interests as follows:

Annual Cash Incentives		Long-Term Equity Incentives*
Metric	Weight	Metric	Weight
Revenue ($)	50%	Year-over-year revenue growth (%)	50%
Non-GAAP EBITDA ($)	50%	Contribution margin (%) Contribution margin is gross margin for revenue (as adjusted for certain items).	50%
		Relative total stockholder return vs. the Russell 2000 index (“rTSR”)	Modifier (up to +/‑ 20%)
		Relative revenue compound annual growth vs. the Russell 2000 index (“rCAGR”)	Modifier (up to +/- 20%)

Stockholders would like to see maximum payout opportunities for long-term incentive awards targeted closer to market practices
Performance stock units (“PSUs”) granted under our long-term incentive plan vest up to 200% of target, with the potential for further adjustment up or down based on rTSR and rCAGR performance (up to +/- 20% for each modifier). This structure applies to the CEO and all other NEOs and is consistent with our 2024 Compensation Peer Group identified below and broader market practices.

Stockholders prefer to see an emphasis on performance-based equity
The compensation committee prioritized performance-based equity using a mix of 55% PSUs and 45% restricted stock units (“RSUs”). This approach places a significant focus on awards that are earned only if specific performance objectives are achieved and rTSR and rCAGR outpace the market. It also balances the Company’s talent retention objectives while maintaining a direct link to stock price.

Stockholders prefer to see longer performance measurement periods for long-term equity incentive awards
Performance criteria for PSUs will measure year-over-year revenue growth and contribution margin performance over the course of a three-year period. Accordingly, one-third of our NEOs’ PSUs are eligible to vest each year, with an initial vesting amount ranging from 0% to 200% of target determined based on actual results. After the initial vesting level has been determined based on actual results, a modifier is applied based on rTSR and rCAGR results for one-, two- and three-year performance over the performance period.
We measure performance annually because we operate in a business environment in which forecasting multi-year performance is extremely difficult. This approach allows us to maintain a clear focus on our critical, shorter-term growth objectives while still driving accountability for executing on our long-term vision of sustainable growth and value creation. In addition, using multi-year vesting requirements and linking our NEOs’ compensation to our stock strongly aligns management’s long-term interests with those of our stockholders.

2024 Compensation Highlights
Our compensation committee and Board believe that executive compensation should be linked to our overall financial performance, strategic success and stockholder returns. As such, our executive compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and motivate performance. We seek to align individual performance with long-term strategic business objectives and stockholder interests in a manner consistent with safe and sound business practices and sustainable financial performance. We believe our executive compensation program as developed and implemented, and as presented in this CD&A, achieves these objectives and is appropriate for a company in our industry and at our stage of growth.
Our executive compensation program has three primary elements: base salary, incentives in the form of annual cash bonuses, paid quarterly, under our Corporate Bonus Plan, and long-term equity incentives in the form of PSUs and RSUs. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Incentives in the form of annual cash bonuses, paid quarterly, under our Corporate Bonus Plan, reward the achievement of short-term goals, while long-term equity incentives drive our NEOs to focus on long-term sustainable stockholder value creation.

Based on our performance and consistent with the design of our program, our compensation committee and Board made the following executive compensation decisions for 2024:
Compensation Element	Highlights
Base Salary	In 2024, none of the NEOs received base salary increases, except for Mr. Doradla. The compensation committee approved Mr. Doradla’s increase to better align his base salary with the market.
Cash Incentives
Our NEOs are eligible to receive payments under our Corporate Bonus Plan, which provides that eligible participants, including the NEOs, earn annual cash bonuses, paid quarterly, based on achievement of our financial performance objectives. Performance targets are established based on a combination of pre-determined goals, which included equally weighted revenue and non-GAAP EBITDA targets for 2024. The Company exceeded these performance targets in three quarters during 2024, achieving 85%, 122%, 128% and 113% of the quarterly performance targets for each of the three months ended March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024, respectively. Accordingly, in three of the four quarters of 2024, our NEOs received quarterly cash incentive payments that surpassed their target bonus opportunities under our Corporate Bonus Plan.

Long-Term Equity Incentives
For 2024, the long-term equity incentive awards granted to the NEOs were structured with a mix of 55% PSUs and 45% RSUs to achieve a balance between performance alignment and retention. The 2024 grant was designed to cover a three-year performance period with respect to granted PSUs, and a three-year service period with respect to granted RSUs. Consolidating the awards into a single, larger grant, enhances consistency and predictability for participants and stockholders, while encouraging a long-term perspective. Mr. Livschitz, our CEO, did not receive a long-term equity incentive award in 2025.
In February 2025, the compensation committee and Board certified the achievement of the 2024 performance goals for year-over-year revenue growth and contribution margin. This performance resulted in the vesting of 160% of the target number of PSUs for the first year of the three-year performance period (one-third of the award). Additionally, the rTSR and rCAGR modifiers were assessed at approximately the 83rd and 60th percentiles. This resulted in a 20% rTSR modifier and a 10% rCAGR modifier, resulting in a 30% upward adjustment to the vesting PSUs, and resulted in earned PSUs of 208% of target.

What Guides Our Program
Executive Compensation Philosophy and Objectives
We operate in the software and technology industry and face a highly competitive environment for top-level executive talent. To accomplish our business and growth objectives, we must be able to attract and retain talented executives whose skills and experience enable them to contribute to our long-term success. To that end, the principal objectives and philosophy of our executive compensation programs are to attract, fairly compensate, appropriately incentivize, and retain our executives in a manner that aligns their long-term interests with those of our stockholders. The compensation committee strives to set base salaries at levels that are competitive, with leveraged incentive opportunities that provide higher payouts when our performance is significantly above target and result in lower total compensation than our peers when performance targets are missed. Our executive compensation program is designed to be:

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Competitively Positioned:   Target compensation should be competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure that we employ the best people to lead our success.

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Performance-Driven and Stockholder-Aligned:   A meaningful portion of total compensation should be variable and linked to the achievement of specific short- and long-term performance objectives and designed to drive stockholder value creation.

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Maximized for Leadership Impact:   We recognize, particularly in our executive team, that the value each leader brings to us extends well beyond their functional role. This means that although our compensation is informed by reviewing competitive market data, we also pay our executive team based on the impact they have on our business performance goals.

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Responsibly Governed:   Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

Best Compensation Practices & Policies
We also believe the following practices and policies within our program promote sound compensation governance and are in the best interests of our stockholders and executives:
What We Do	What We Don’t Do
✓ Emphasize variable pay over fixed pay — the majority (97%) of the CEO’s target compensation is “at-risk” and directly tied to our financial results and stock performance	✘ No tax gross ups other than for qualified relocation expenses
✓ Maintain anti-hedging and anti-pledging policies	✘ No option or stock appreciation rights granted below fair market value
✓ Provide for “double-trigger” equity award vesting and severance benefits upon a change in control	✘ No supplemental executive retirement plans except in jurisdictions where statutorily required
✓ Use an independent compensation consultant	✘ No significant perquisites
✓ Responsible use of equity awards under our long-term incentive program	✘ No timing the release of material nonpublic information for purposes of affecting the value of long-term equity incentives
✓ Pay for performance philosophy and culture
✓ Maintain a compensation recovery (clawback) policy
Executive Compensation Decision-Making Process
The Role of the Compensation Committee.   Our Board established a compensation committee to discharge its responsibilities relating to our executive compensation policies and programs. Our compensation committee oversees the executive compensation program for our NEOs. The compensation committee is comprised of independent, non-employee members of the Board and works closely with its independent consultant and management to examine the effectiveness of our executive compensation program throughout the year. Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our Board on its discussions, decisions and other actions. Our compensation committee reviews, evaluates and recommends to the Board the compensation of our chief executive officer. Our compensation committee also reviews, approves and administers our incentive compensation plans, equity compensation plans, and such other plans as are designated from time to time by the Board. Details of the compensation committee’s authority and responsibilities are specified in its charter, which may be accessed at our website at https://ir.griddynamics.com/corporate-governance.

The Role of Management.   Members of our management team attend regular meetings where executive compensation, Company and individual performance, and competitive compensation levels and practices are discussed and evaluated; however, they are not present in the board room, nor do they participate in discussions about their own pay. Only our compensation committee members are allowed to vote on decisions regarding NEO compensation. The CEO reviews his recommendations pertaining to the compensation of NEOs with the compensation committee providing input, transparency and oversight. The CEO does not participate in the deliberations of the Board or compensation committee regarding his own compensation. Independent members of the Board make all final determinations regarding CEO compensation.
The Role of the Independent Consultant.   Our compensation committee engages an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any programs. Pursuant to authority granted to it under its charter, the compensation committee has hired Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent consultant. Pearl Meyer reports directly to the compensation committee and does not provide any additional services to management. The compensation committee has conducted an independence assessment of Pearl Meyer in accordance with SEC rules.
The Role of Peer Group Companies.   Our compensation committee strives to set a competitive level of total compensation for each NEO as compared with executive officers in similar positions at peer companies. The compensation committee regularly reviews the Company’s peer group to ensure it reflects organizations that are most relevant for benchmarking executive compensation. For the purposes of setting 2024 compensation levels, the compensation committee assessed potential comparators to evaluate the degree to which the current peer companies have kept pace with our growth and evolution. The compensation committee also took into consideration the broader marketplace to identify appropriate and relevant additions and removals from the current peer companies. New companies were added to the peer group to maintain relevance and ensure alignment with our size, industry, and competitive landscape, while several companies were removed due to acquisition or significant changes in their business status or market capitalization:
Additions	Removals
Fastly, Inc.	Benefitfocus.com, Inc.
The Hacket Group	ChannelAdvisor Corporation
Information Services Group, Inc.	LivePerson, Inc.
N-able, Inc.	Upland Software, Inc.
SolarWinds Corporation	Mandiant, Inc. (reference peer)
Varonis Systems, Inc.
In conjunction with the recommendation of Pearl Meyer, the compensation committee took into account publicly available data for the peer companies (the “2024 Compensation Peer Group”) listed below along with industry specific survey data, where appropriate. Selection criteria for determining and reviewing the 2024 Compensation Peer Group, used to establish the competitive market for the NEOs, generally include:
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Industry:   IT consulting and services, systems software and applications software companies.

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Size:   Companies with revenues ranging from $100 to $800 million and market capitalization between $100 million and $6 billion.

The 2024 Compensation Peer Group is listed below. Grid Dynamics is positioned at the 35th percentile in revenue and the 32nd percentile in market capitalization as of September 2024.

Peer Companies		Peer Data As of September 2024 ($ in millions)
Agilysys, Inc. American Software, Inc. BlackLine, Inc. eGain Corporation Endava plc Fastly, Inc. The Hackett Group, Inc. Information Services Group, Inc. JFrog Ltd. LiveRamp Holdings, Inc.	Model N, Inc. N-able, Inc. PagerDuty, Inc. Progress Software Corporation PROS Holdings, Inc. Qualys, Inc. Rapid7, Inc. SolarWinds Corporation TechTarget, Inc. Varonis Systems, Inc. Workiva Inc	Percentile	Revenue	Market Cap
		25th	$266	$ 816
		Median	$449	$2,029
		75th	$678	$3,069
		Grid	$318	$1,067
		% Rank	35	32
Our compensation committee also reviewed equity information from a group of “reference companies,” including EPAM Systems, Inc. and Globant S.A.
It is important to note that market data is not the sole determinant in setting pay levels for the NEOs. Actual pay levels can be above or below the targeted levels depending on factors such as experience, individual or Company performance, tenure, employee potential, unique skills, the position and responsibilities of the position, criticality of the position to our Company, recommendations of our CEO and other factors. In general, our compensation committee desires to balance general internal and external equity and reserves the right to use discretion to deviate when necessary to recruit employees and/or retain the right talent.
Principal Elements of Compensation
Base Salary
Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. We provide base salaries to our executive officers to compensate them for services rendered on a day-to-day basis and to provide sufficient and predictable annual cash income to allow them to focus on their responsibilities to the Company. In making base salary decisions, our compensation committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within our Company.
Our compensation committee takes into account factors such as competitive market data as well as individual performance, experience, tenure, internal equity, individual roles and responsibilities and employee potential. For 2024, none of the NEOs received salary increases, except for Mr. Doradla. The compensation committee approved Mr. Doradla’s increase to better align his base salary with the market. The NEOs’ salaries for 2023 and 2024 were as follows:
Name	2023	2024	% Adjustment
Leonard Livschitz	$800,000	$800,000	0%
Anil Doradla	$300,000	$350,000	16.76%
Yury Gryzlov(1)	$475,200	$442,840	0%

(1)
For 2023, Mr. Gryzlov’s base salary of 400,000 Swiss francs has been converted into U.S. dollars at the exchange rate of 1.1880 U.S. dollars per Swiss franc on December 31, 2023. For 2024, Mr. Gryzlov’s base salary of 400,000 Swiss francs has been converted into U.S. dollars at the exchange rate of 1.1071 U.S. dollars per Swiss franc on December 31, 2024.

Cash Incentives
Our NEOs are eligible to receive payments under our Corporate Bonus Plan, which provides that eligible participants, including the NEOs, earn incentives in the form of annual cash bonuses, paid quarterly, based on achievement of our financial performance objectives. Performance targets are established based on a combination of our financial performance goals and market data. Actual quarterly payouts depend on the achievement of the pre-established financial performance objectives and can range from 0% to 200% of target award amounts.
Bonus amounts earned are paid following the end of each calendar quarter based on the achievement of our financial performance objectives. The target bonus opportunities are expressed as a percentage of annual base salary and were established by the NEO’s level of responsibility and their ability to impact overall results. Target award opportunities for 2024 were as follows:
Name	2024 Base Salary	Bonus Target (% of Base Salary)	Bonus at Target
Leonard Livschitz	$800,000	100%	$800,000
Anil Doradla	$350,000	50%	$175,000
Yury Gryzlov(1)	$442,840	50%	$221,420

(1)
Mr. Gryzlov’s base salary of 400,000 Swiss francs and bonus at target of 200,000 Swiss francs have been converted into U.S. dollars at the exchange rate of 1.1071 U.S. dollars per Swiss franc on December 31, 2024.

2024 Financial Performance Metrics, Weightings and Results.
For purposes of the Corporate Bonus Plan in 2024, the compensation committee considered two corporate performance measures, which are weighted equally: quarterly revenue and non-GAAP EBITDA. The compensation committee believed this mix of performance measures was appropriate for our business given the criticality of Company growth in 2024, which the committee believes most directly influences long-term stockholder value. At the same time, the compensation committee established target performance levels for these measures that the committee believed to be challenging, but attainable, through the successful execution of our annual operating plan. Revenue growth targets were aligned with industry expectations, with annual target revenue set at a higher level than 2023 actual results. The following table shows, by quarter in 2024, our actual achievement of quarterly revenue and non-GAAP EBITDA, the resulting combined achievement percentage and the resulting quarterly cash bonus payments for each NEO.
	Actual Achievement of Corporate Performance Measures			Actual Payout to NEOs
	Revenue (in millions)	Non-GAAP EBITDA(1) (as a percentage of revenue)	Total Achievement Relative to Target	Leonard Livschitz	Anil Doradla	Yury Gryzlov(2)
Three months ended March 31, 2024	$79.8	12.1%	85%	$170,000	$35,063	$34,120
Three months ended June 30, 2024	$83.0	14.1%	122%	$244,000	$50,325	$72,758
Three months ended September 30, 2024	$87.4	17.0%	128%	$256,000	$52,800	$75,708
Three months ended December 31, 2024	$88.1	15.1%	113%	$226,000	$49,438	$62,548
Total				$896,000	$187,626	$245,134

(1)
We calculate Non-GAAP EBITDA based on net income/(loss) before interest income/(expense), provision for income taxes and depreciation and amortization, and further adjusted for the impact of stock-based compensation expense, transaction-related costs (which include, when applicable, professional fees, retention bonuses, and consulting, legal and advisory costs related to our merger and acquisition and capital-raising activities), impairment of long-lived assets, restructuring costs, one-time charges, and non-operating income/(expenses), net (which includes mainly foreign currency transaction gains and losses, fair value adjustments and other miscellaneous expenses). An interim estimate of this metric is presented to the Board on a quarterly basis to determine the total achievement relative to target presented.
(2)
The actual payment of Mr. Gryzlov’s bonus was 216,777 Swiss francs, converted in the table above into U.S. dollars reflecting a blended exchange rate of approximately 1.1308 U.S. dollars per Swiss franc for 2024 based on the average of the exchange rates on the last day of each calendar quarter of 2024.

Long-Term Equity Incentives
A significant portion of our NEO’s annual compensation is provided in the form of long-term equity incentives that emphasize long-term stockholder value creation and the retention of a strong executive leadership team. Long-term equity incentives are intended to align the interests of award recipients with those of stockholders since the value of the award is driven by the value of our stock price. For 2024, long-term incentives were granted using a mix of 55% PSUs and 45% RSUs (as shown in the table below). This approach places a significant focus on awards that are earned only if specific performance objectives are achieved, and relative rTSR and relative rCAGR outpace the Russell 2000 index. It also balances the Company’s talent retention objectives while maintaining a direct link to stock price.
Equity Vehicle	Weight	Design At-a-Glance
PSUs	55%
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Measures year-over-year revenue growth and contribution margin performance over the course of a three-year period.

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One-third of our NEOs’ PSUs are eligible to vest each year, in an amount ranging from 0% to 200% of target, based on actual results.

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PSUs that vest based on actual results at up to 200% of target are subject to further adjustment up or down based on rTSR and rCAGR performance, both measured against the Russell 2000 index.

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The total PSUs earned will be adjusted at the conclusion of the applicable performance period based on rTSR and rCAGR results for one-, two- and three-year performance over the performance period.

RSUs	45%	• One-third of RSUs vest on the first anniversary of the grant date and one-twelfth quarterly thereafter.
2024 3-Year Target Long-Term Equity Incentive Award Grants.   The 2024 grant is designed to cover a three-year performance period with respect to PSUs, and a three-year service period with respect to RSUs. By consolidating the awards into a single, larger grant, the compensation committee enhances consistency and predictability for participants and stockholders, while encouraging a long-term perspective. The table below shows the values for the 3-year target long-term equity incentive awards granted in 2024 for each of the NEOs:
Name	2024 3-Year Equity Awards
	RSUs		PSUs
	Shares at Target (#)	$ Value(1)	Shares at Target (#)	$ Value(2)
Leonard Livschitz(3)	800,000	$10,664,000	960,000	$13,932,800
Anil Doradla(4)	60,000	$799,800	72,000	$1,044,960
Yury Gryzlov	80,000	$1,066,400	96,000	$1,393,280

(1)
Award amounts for the RSUs were determined based on the closing price of our common stock on December 29, 2023, the last trading day before the January 1, 2024 date of grant, which was $13.33.

(2)
The amounts in this column represent the aggregate grant date fair value of PSUs granted to the NEO in 2024 computed in accordance with FASB ASC Topic 718. In accordance with SEC rules, the grant date fair value of an award that is subject to a performance condition is based on the probable outcome of the performance conditions. The assumptions used to calculate these amounts are discussed in notes to our audited consolidated financial statements for the year ended December 31, 2024. These amounts do not reflect the actual economic value that will be realized by the NEO upon the vesting of the PSUs or the sale of the common stock underlying such awards.

(3)
Mr. Livschitz, our CEO, did not receive a long-term equity incentive award in 2025.

(4)
On October 21, 2024, the compensation committee also approved a grant of 20,000 time-based RSUs, with a value of $320,800, to Mr. Doradla to better align his equity compensation with the market. The award amount was determined based on the closing price of our common stock on the date of grant, which was $16.04. This award vests one-third on the first anniversary of the grant date and one-twelfth quarterly thereafter. This grant is not included in the table above.

A Closer Look at PSUs.   PSUs are designed to reward sustainable growth and profitability while aligning long-term equity incentives with stockholder interests. PSUs are earned based on two equally weighted metrics: 50% year-over-year revenue growth (%) and 50% contribution margin (%), ensuring a balanced focus on top-line growth and efficient operations.
For the 2024 – 2026 performance period, the compensation committee set targets that are more ambitious than those established in 2023, reflecting the Company’s growth into a larger and more complex organization. These goals are designed to challenge the NEOs to deliver superior performance over a longer timeframe, reinforcing the Company’s commitment to sustainable value creation. To achieve target performance levels, the Company must deliver double-digit revenue growth, a significant challenge given the competitive and dynamic market environment. This ensures that the performance goals are not only ambitious but also aligned with the Company’s long-term strategic priorities. Similarly, the contribution margin target requires a strong focus on operational efficiency and disciplined cost management to balance top-line growth with profitability. By setting these rigorous targets, the compensation committee underscores its emphasis on tying executive compensation to meaningful and measurable outcomes.
To further reinforce long-term value creation, PSUs are also subject to adjustments based on rTSR and rCAGR, both measured against the Russell 2000 index. As shown below, these adjustments are assessed at the one-, two-, and three-year marks within the performance period, ensuring that compensation outcomes reflect sustained performance and competitive standing over time.
We measure performance annually because we operate in a business environment in which forecasting multi-year performance is extremely difficult. This approach allows us to maintain a clear focus on our critical, shorter-term growth objectives while still driving accountability for executing on our long-term vision of sustainable growth and value creation. In addition, using multi-year vesting requirements and linking our NEOs’ compensation to Company stock strongly aligns management’s long-term interests with the those of our stockholders.
PSUs earned in 2024
In February 2025, the compensation committee and Board certified the achievement of the 2024 performance goals for year-over-year revenue growth and contribution margin. This performance resulted in the vesting of 160% of the target number of PSUs for the first year of the three-year performance period (one-third of the award). Additionally, the rTSR and rCAGR modifiers were assessed at approximately the 83rd and 60th percentiles. This resulted in a 20% rTSR modifier and a 10% rCAGR modifier, totalling a 30% upward adjustment to the earned PSUs, resulting in earned PSUs of 208% of target.

Name	Target Number of Shares (#)	Total Vested Number of Shares (#)
Leonard Livschitz	320,000	665,600
Anil Doradla	24,000	49,920
Yury Gryzlov	32,000	66,560
Timing of Long-Term Equity Incentive Awards.   Long-term equity incentive awards to our NEOs are designed to cover a three-year performance period. When the compensation committee determines to make any grants of long-term equity incentive awards, they are granted on a quarterly basis at the time of the compensation committee’s regularly scheduled quarterly meetings. We do not currently grant awards of stock options, stock appreciation rights, or similar option-like equity awards. Accordingly, we do not have a specific policy or practice on the timing of grants of such awards in relation to the disclosure of material nonpublic information by us, which would require disclosure under Item 402(x) of Regulation S-K. In the event we determine to grant new long-term equity incentive awards of stock options or similar equity awards in the future, our compensation committee will evaluate the appropriate steps to take in relation to the foregoing. We have not timed the release of material nonpublic information for purposes of affecting the value of executive compensation.
Other Practices, Policies and Guidelines
Stock Trading Practices, Anti-Hedging & Anti-Pledging Policies
Our executive officers are subject to our insider trading policy, which applies to their transactions involving any securities of Grid Dynamics. Except under limited circumstances, persons subject to the policy may not engage in any transaction of our securities while aware of material nonpublic information relating to the Company. The insider trading policy also implements quarterly trading blackout periods and allows for special blackout periods to limit the likelihood of trading at times with significant risk of insider trading exposure. In addition, all of our employees are prohibited from engaging in any transaction involving our securities without first obtaining pre-clearance from our compliance officer.
Our insider trading policy also includes Rule 10b5-1 trading plan guidelines that permit our directors and certain employees, including our NEOs, to adopt Rule 10b5-1 trading plans (“10b5-1 plans”). Under these guidelines, among other restrictions, 10b5-1 plans may only be adopted or modified when the person adopting the trading plan is not aware of any material nonpublic information and there is an open trading window. In addition, the first trade under a 10b5-1 plan may not occur until the completion of a cooling off period in compliance with SEC rules.
Our insider trading policy also prohibits our employees, including officers, and directors from pledging or engaging in hedging or similar transactions in our securities, including but not limited to prepaid variable forwards, equity swaps, collars, exchange funds, puts, calls and short sales.
Compensation Recovery Policy
In November 2023, the Company adopted a compensation recovery policy pursuant to which we may seek the recovery of cash performance-based incentive compensation paid by us as well as performance-based equity awards, including the PSUs, in accordance with the compensation recovery rules established by The Nasdaq Stock Market pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The compensation recovery policy applies to each individual who is or was ever designated as an “officer” by the Board in accordance with Rule 16a-1(f) promulgated under the Exchange Act.
The compensation recovery policy provides that if (i) we restate our financial statements due to material noncompliance with any financial reporting requirement under the securities laws; (ii) the amount of cash incentive compensation or performance-based equity compensation that was paid or is payable based on achievement of specific financial results paid to a covered individual would have been less if the financial statements had been correct; and (iii) the cash incentive compensation or performance-based equity compensation was received no more than three fiscal years prior to the date a restatement of our financial statements was determined; then Grid Dynamics will require the repayment from the covered individual of the excess cash incentive compensation or performance-based equity compensation such individual received.
Perquisites, Retirement, and Other Benefits
We generally do not provide perquisites or other benefits to our executive officers other than those available to employees generally. All of our NEOs are eligible to participate in our employee benefit plans, including medical, dental, vision, and life insurance plans, in each case on the same basis as all of our other employees. We contribute to statutorily mandated retirement plans covering our employees outside of the United States and have established a 401(k) tax-deferred savings plan, which permits participants, including our executive officers, to make contributions up to applicable annual statutory limits by salary deduction pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended, and subject to limitations under the Employee Retirement Income Security Act.
Severance and Change in Control Benefits
Effective upon consummation of our business combination in March 2020 (the “Business Combination”), we entered into employment agreements with certain of our officers, including our current NEOs (as amended, the “Employment Agreements”). Each Employment Agreement generally provides, with respect to each officer, the following terms: (i) at-will employment, (ii) the annual base salary, (iii) eligibility to receive annual incentive bonuses at our discretion and related targeted payment, (iv) initial grant of equity awards by the Company and eligibility to be granted future equity awards by the Company in the discretion of its board of directors, (v) an initial term for the agreement of four years with successive one-year renewal terms unless either party provides timely notice of non-renewal, (vi) severance payments upon a termination without cause (excluding death or disability) or resignation for “good reason” (as defined in the agreement) and (vii) eligibility for enhanced “double-trigger” severance upon such terminations that occur within the three month period prior to or the 12 month period following a “change in control” (as defined in the agreement). Severance payments are generally comprised of: (i) a lump-sum payment equal to 24 months of base salary for Mr. Livschitz, 12 months of base salary for Mr. Doradla, and 12 months of base salary for Mr. Gryzlov, (ii) a lump-sum payment equal to 100% with respect to Mr. Livschitz, 50% with respect to Mr. Doradla, or 50% with respect to Mr. Gryzlov, of the current annual maximum bonus target amount, (iii) reimbursement for the monthly premiums for COBRA continuation coverage (or its equivalent) for a period of 24 months for Mr. Livschitz, 12 months for Mr. Doradla, and 12 months for Mr. Gryzlov, and (iv) for severance unrelated to a change in control, one year of accelerated vesting of outstanding unvested equity awards on the termination date.
In addition, “double-trigger” change in control severance terms provide for full accelerated vesting of outstanding unvested equity awards. Such severance benefits are conditioned on the officer signing and not revoking a separation agreement and release of claims in favor of us within the timeframe set forth in the officer’s agreement.
Impact of Tax and Accounting
We regularly consider the various tax and accounting implications of our compensation plans. When determining the amount of long-term incentives and equity grants to executives and employees, the compensation costs associated with the grants are reviewed, as required by FASB ASC Topic 718.
While considering tax deductibility as only one of several considerations in determining compensation, our compensation committee believes that the tax deduction limitation should not compromise its ability to structure compensation programs that provide benefits to our Company that outweigh the potential benefit of a tax deduction and, therefore, may approve compensation that is not deductible for tax purposes.
Compensation Risk Assessment
It is our belief that a majority of an executive’s total compensation should be variable “at risk” compensation, meaning it is tied to our financial performance. However, because performance-based incentives play a large role in our compensation program, we strive to ensure that incentives do not result in actions that may conflict with the long-term best interests of the Company and our stockholders. Therefore, our compensation committee evaluated all of our plans and policies (applicable to executives and employees below the executive level) in April 2025 for attributes that could cause excessive risk-taking. We concluded that our programs and policies do not encourage excessive risk-taking because: (a) the salary component of our program is a fixed amount; (b) the majority of the average compensation paid to our executive officers is delivered in the form of equity ownership, which aligns the interest of our executives with those of our stockholders; and (c) the Corporate Bonus Plan and long-term equity incentives are designed with risk-mitigating characteristics such as (i) maximum award payouts based on the attainment of various and continually evolving financial objectives which diversify risks associated with a single indicator of performance, (ii) our equity-based incentives encourage a longer-term focus through multi-year vesting periods, (iii) our risk-mitigating policies in place such as insider trading and hedging prohibitions, and (iv) review and approval of final awards and quarterly updates by our compensation committee and our Board.
Compensation Committee Report
The compensation committee of the board of directors, which is composed solely of independent members of the board of directors, assists the board in fulfilling its responsibilities regarding compensation matters and, pursuant to its charter, is responsible for determining the compensation of our executive officers. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this Annual Report with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K for the year ended December 31, 2024.
Compensation Committee
Eric Benhamou, Chair
Lloyd Carney
The material in the Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, other than our Annual Report on Form 10-K, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table
Grid Dynamics’ NEOs for 2024 are Leonard Livschitz, Chief Executive Officer, Anil Doradla, Chief Financial Officer, and Yury Gryzlov, Chief Operating Officer and Chief Executive Officer of Grid Dynamics Europe. The following table presents summary information regarding the total compensation for the years ended December 31, 2024, 2023 and 2022 for Mr. Livschitz, Mr. Doradla, and Mr. Gryzlov:
Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Option Awards ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Leonard Livschitz, Chief Executive Officer	2024	800,000	896,000	—	24,596,800	12,085	26,304,885
	2023	800,000	1,022,000	—	3,989,003	11,317	5,822,320
	2022	733,333	1,342,500	—	22,579,813	6,841	24,662,487
Anil Doradla, Chief Financial Officer	2024	320,000	187,626	—	2,165,560	3,864	2,677,050
	2023	300,000	182,850	—	387,529	3,612	873,991
	2022	300,000	276,375	—	2,749,621	3,372	3,329,368
Yury Gryzlov(4), Chief Operating Officer and Chief Executive Officer of Grid Dynamics Europe	2024	442,840	245,134	—	2,459,680	196,984	3,344,638
	2023	475,200	289,762	—	387,529	210,311	1,362,802
	2022	369,488	357,010	—	2,749,621	52,982	3,529,101

(1)
The amounts included in this column reflect payments earned in 2024, 2023 and 2022, as applicable, under the Company’s Corporate Bonus Plan as described below.

(2)
The amounts in this column represent the aggregate grant date fair value of RSUs and PSUs granted to the NEO in 2024, 2023 and 2022, as applicable, computed in accordance with FASB ASC Topic 718. In accordance with SEC rules, the grant date fair value of an award that is subject to a performance condition is based on the probable outcome of the performance conditions. The assumptions used to calculate these amounts are discussed in notes to Grid Dynamics’ audited consolidated financial statements for the year ended December 31, 2024 included in the Original Filing. These amounts do not reflect the actual economic value that will be realized by the NEO upon the vesting of the PSUs, or the sale of the common stock underlying such awards. The grant date fair market value for the PSUs assuming the maximum payout would have been $39,011,840 for Mr. Livschitz, $2,925,888 for Mr. Doradla and $3,901,184 for Mr. Gryzlov.

(3)
The amounts included in this column for 2024 for Mr. Livschitz include the costs of ArmadaCare supplemental executive medical premiums paid by the Company on behalf of Mr. Livschitz and his family. The amounts included in this column for 2024 for Mr. Gryzlov include (i) 104,468 Swiss francs paid in statutorily required employer contribution to the occupational pension plan (BVG) covering Mr. Gryzlov, which is shown here converted into U.S. dollars at the exchange rate of 1.1071 U.S. dollars per Swiss franc on December 31, 2024, (ii) $24,913 for certain medical insurance costs paid by the Company on behalf of Mr. Gryzlov and his family, (iii) $43,282 in education expenses paid by the Company on behalf of Mr. Gryzlov and his family, and (iv) $13,132 in automobile expenses paid by the Company on behalf of Mr. Gryzlov and his family.

(4)
Mr. Gryzlov’s 2024 base salary was 400,000 Swiss francs, which is shown here converted into U.S. dollars at the exchange rate of 1.1071 U.S. dollars per Swiss franc on December 31, 2024. Mr. Gryzlov’s 2023 base salary was 400,000 Swiss francs, which is shown here converted into U.S. dollars at the exchange rate of 1.1880 U.S. dollars per Swiss franc on December 31, 2023. Mr. Gryzlov’s 2022 base salary was 400,000 Swiss francs, which is shown here converted into U.S. dollars at the exchange rate of 1.0816 U.S. dollars per Swiss franc on December 31, 2022. The actual payment of Mr. Gryzlov’s 2024 bonus was 221,420 Swiss francs, shown here converted into U.S. dollars at the exchange rate of 1.1071 dollars per Swiss franc on December 31, 2024. The actual payment of Mr. Gryzlov’s 2023 bonus was 243,908 Swiss francs, shown here converted into U.S. dollars at the exchange rate of 1.1880 U.S. dollars per Swiss franc on December 31, 2023. The actual payment of Mr. Gryzlov’s 2022 bonus included 89,000 Swiss francs for the three months ended September 30, 2022, shown here converted into U.S. dollars at the exchange rate of 1.0816 U.S. dollars per Swiss franc on December 31, 2022, 84582.96 Swiss francs for the three months ended December 31, 2022, shown here converted into U.S. dollars at the exchange rate of 1.0816 U.S. dollars per Swiss franc on December 31, 2022 and $169,263.

2024 Grants of Plan-Based Awards
The following table summarizes information regarding the incentive awards granted to each of Grid Dynamics’ NEOs in 2024:
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Leonard Livschitz	—	—	800,000	1,600,000	—	—	—	—	—
	1/1/2024	—	—	—	480,000	960,000	2,688,000	—	13,932,800
	1/1/2024(3)							800,000	10,664,000
Anil Doradla	—	—	175,000	350,000	—	—	—	—	—
	1/1/2024				36,000	72,000	201,600		1,044,960
	1/1/2024(3)	—	—	—		—	—	60,000	799,800
	10/28/2024(4)	—	—	—	—	—	—	20,000	320,800
Yury Gryzlov	—	—	221,420	442,840	—	—	—	—	—
	1/1/2024				48,000	96,000	268,800		1,393,280
	1/1/2024(3)	—	—	—	—	—	—	80,000	1,066,400

(1)
Amounts in the “Estimated Payouts Under Non-Equity Incentive Plan Awards” columns relate to cash incentive opportunities under our Corporate Bonus Plan based upon the achievement of corporate performance goals over each quarter fiscal year 2024. For Mr. Doradla his target cash incentive opportunity increased from $165,000 to $175,000 effective October 1, 2024 to better align his compensation with the market, so the amounts reported in this column for him reflect this increased amount. The actual amounts paid to our named executive officers are set forth in the “2024 Summary Compensation Table” above, and the calculation of the actual amounts paid is discussed more fully in the section titled “Compensation Discussion and Analysis — Cash Incentives.”

(2)
Amounts in the “Estimated Payouts under Equity Incentive Plan Awards” columns relate to the PSUs granted on January 1, 2024 under our 2020 Equity Incentive Plan. The grant date value of the PSUs has been computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on December 29, 2023, the last trading day before the January 1, 2024 date of grant, which was $13.33. Fifty percent (50%) of the PSUs vest based on the achievement of performance relating to specified levels of year-over-year revenue growth and fifty percent (50%) of the PSUs vest based on the achievement of performance relating to specified contribution margins, as measured annually at the conclusion of each year of the three-year performance period running from fiscal year 2024 to fiscal year 2026, in each case, subject to certain adjustments for rTSR and rCAGR as measured against the Russell 2000 index. For a discussion of the details of the vesting applicable to the PSUs and calculation of the payouts, see the section titled “Compensation Discussion and Analysis — Long-Term Equity Incentives.”

(3)
Represents RSUs granted under the 2020 Equity Incentive Plan on January 1, 2024. The grant date value of the RSUs has been computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on December 29, 2023, the last trading day before the January 1, 2024 date of grant, which was $13.33. The RSUs vest over a three year period as discussed in the section titled “Compensation Discussion and Analysis — Long-Term Equity Incentives.”

(4)
Represents RSUs granted under the 2020 Equity Incentive Plan on October 28, 2024, following the compensation committee’s action to approve a grant to Mr. Doradla on October 21, 2024. The grant date value of the RSUs has been computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on October 21, 2024, the date on which the compensation committee approved the award. The RSUs vest over a three year period as discussed in the section titled “Compensation Discussion and Analysis — Long-Term Equity Incentives.”

Outstanding Equity Awards at 2024 Year-End
The following table summarizes information concerning the outstanding equity awards, including unexercised options, as of December 31, 2024, for each of Grid Dynamics’ NEOs:
	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) — Exercisable	Number of Securities Underlying Unexercised Options (#) — Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock that Have Not Vested ($)(5)
Leonard Livschitz	1/1/2024					800,000(1)	17,792,000
	1/1/2024							1,331,200	34,318,336
Anil Doradla	3/13/2020	140,000		8.26	3/13/2030
	1/1/2024					60,000(1)	1,334,400
	10/28/2024					20,000(2)	444,800
	1/1/2024							99,840	2,573,875
Yury Gryzlov	11/12/2018	252,588		3.54	11/12/2028
	5/22/2019	46,518		3.54	5/22/2029
	5/22/2019	18,565		3.54	5/22/2029
	3/13/2020	140,000		8.26	3/13/2030
	1/1/2024					80,000(1)	1,779,200
	1/1/2024							133,120	3,431,834

(1)
One-third of the shares underlying these RSUs vested on January 1, 2025, and the remaining shares vest in eight equal quarterly installments thereafter, provided the participant’s service has not terminated prior to each such date.

(2)
One-third of the shares underlying these RSUs will vest on October 28, 2025, and the remaining shares vest in eight equal quarterly installments thereafter, provided the participant’s service has not terminated prior to each such date.

(3)
This amount reflects the fair market value of our common stock of $22.24 per share as of December 31, 2024, multiplied by the amount shown in the column for Number of Shares or Units of Stock That Have Not Vested.

(4)
One-third of the shares underlying these PSUs vest upon our board’s certification of the achievement of certain performance metrics following the conclusion of each fiscal year of the 2024-2026 fiscal year performance period, with such certification to occur no later than March 1, 2025, March 1, 2026, and March 1, 2027 in respect of each tranche of eligible PSUs. Fifty percent (50%) of the PSUs eligible to vest in respect of each year of the performance period vest based on the achievement of performance relating to specified levels of year-over-year revenue growth and the remaining fifty percent (50%) vest based on the achievement of performance relating to specified contribution margins, in each case, subject to certain adjustments for rTSR and rCAGR as measured against the Russell 2000 index. For a discussion of the details of the vesting applicable to the PSUs and calculation of the payouts, see the section titled “Compensation Discussion and Analysis — Long-Term Equity Incentives.” In February 2025, the compensation committee of our board of directors and our board of directors certified the achievement of certain performance metrics, resulting in 208% of the target number of PSUs vesting on the certification date, resulting in the issuance of the following number of shares to the following individuals: 665,600 shares for Mr. Livschitz, 49,920 shares for Mr. Doradla and 66,560 shares for Mr. Gryzlov, with such target numbers reflected here. The amounts shown in the table above reflect the shares of our common stock that would become issuable to our NEOs in respect of the remaining two years of the performance period based on the actual results of the first year of the performance period that ended on December 31, 2024. Upon achievement of the performance metrics at maximum, the amounts reported in this column for each of Messrs. Livschitz, Doradla, and Gryzlov would be 1,792,000, 134,400, and 179,200, respectively.

(5)
The amounts in this column represent the aggregate grant date fair value of PSUs granted to the NEO in 2024 computed in accordance with FASB ASC Topic 718 multiplied by the amount shown in the column for Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested. In accordance with SEC rules, the grant date fair value of an award that is subject to a performance condition is based on the probable outcome of the performance conditions. The assumptions used to calculate these amounts are discussed in notes to our audited consolidated financial statements for the year ended December 31, 2024. Upon achievement of the performance metrics at maximum, the amounts reported in this column for each of Messrs. Livschitz, Doradla, and Gryzlov would be $46,197,760, $3,464,832, and $4,619,776, respectively.
Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table
Employment Agreements
As further described below, we have entered into employment agreements with each of our named executive officers. These agreements provide for at-will employment and generally include the named executive officer’s initial base salary, and an indication of eligibility for an annual cash incentive award opportunity.
Leonard Livschitz
We entered into an employment agreement with Mr. Livschitz dated January 24, 2020, as most recently amended effective as of April 28, 2022, pursuant to which he serves as our Chief Executive Officer, reporting directly to our board of directors. The agreement is for an initial term of four years, with automatic annual renewals after the expiration of such initial term, unless either party provides written notice of non-renewal to the other party at least 90 days prior to the date of automatic renewal.
The employment agreement, as amended, provides that Mr. Livschitz will receive an annual salary of $800,000 and will be eligible to receive a target annual bonus amount of $800,000 with the actual bonus based upon the actual level of achievement of annual Company and individual performance objectives for the applicable year, as determined by our compensation committee. His employment agreement also entitles him to certain payments and benefits upon a qualifying termination of his employment, including in connection with a change of control, the details of which are summarized in “Potential Payments upon Termination or Change of Control” below.
Mr. Livschitz is also subject to certain restrictive covenants during the term of his employment and thereafter, including indefinite confidentiality and invention assignment provisions, and an agreement to adhere to our conflict of interest policy.
Anil Doradla
We entered into an employment agreement with Mr. Doradla dated January 24, 2020, pursuant to which he serves as our Chief Financial Officer, reporting directly to Leonard Livschitz, our Chief Executive Officer. The agreement is for an initial term of four years, with automatic annual renewals after the expiration of such initial term, unless either party provides written notice of non-renewal to the other party at least 90 days prior to the date of automatic renewal.
The employment agreement provides that Mr. Doradla will receive an annual salary of $300,000 and will be eligible to receive a target annual bonus amount of $150,000 with the actual bonus based upon the actual level of achievement of annual Company and individual performance objectives for the applicable year, as determined by our compensation committee. On October 21, 2024, our compensation committee approved an increase in Mr. Doradla’s annual salary from $310,000 to $350,000 and an increase to his target annual bonus amount from $165,000 to $175,000 effective October 1, 2024 to better align his compensation with the market. His employment agreement also entitles him to certain payments and benefits upon a qualifying termination of his employment, including in connection with a change of control, the details of which are summarized in “Potential Payments upon Termination or Change of Control” below.
Mr. Doradla is also subject to certain restrictive covenants during the term of his employment and thereafter, including indefinite confidentiality and invention assignment provisions, and customary non-solicitation restrictions with respect to customers, employees, and contractors that apply for one year post-termination.
Yury Gryzlov
We entered into an employment agreement with Mr. Gryzlov effective as of July 15, 2022, pursuant to which he serves as our Chief Operating Officer, and the managing officer and Chief Executive Officer of Grid

Dynamics Europe, reporting directly the Chief Executive Officer of Grid Dynamics Holdings, Inc. The agreement is for an initial term of two years, continuing for an indefinite period after the expiration of such initial term, unless either party provides written notice of non-renewal to the other party at least three months prior to the date of termination. Upon a change of control, the term of Mr. Gryzlov’s employment agreement will extend automatically through the date that is twelve months following the date of the change of control.
The employment agreement provides that Mr. Gryzlov will receive an annual salary of 400,000 Swiss francs and will be eligible to receive a target annual bonus amount of 200,000 Swiss francs with the actual bonus based upon the actual level of achievement of annual Company and individual performance objectives for the applicable year, as determined by our compensation committee. His employment agreement also entitles him to certain payments and benefits upon a qualifying termination of his employment, including in connection with a change of control, the details of which are summarized in “Potential Payments upon Termination or Change of Control” below.
Mr. Gryzlov is also subject to certain restrictive covenants during the term of his employment and thereafter, including indefinite confidentiality and invention assignment provisions, and customary non-compete restrictions that apply during the term of employment.
2020 Equity Incentive Plan and 2018 Stock Plan
In 2024, we maintained the 2020 Equity Incentive Plan (the “2020 Plan”) and 2018 Stock Plan (the “2018 Plan”), which were approved by our stockholders at a special meeting held on March 4, 2020 and at our Annual Meeting in November 2018, respectively. The compensation committee administers the 2020 Plan and 2018 Plan, and is authorized to, among other things, designate participants, grant awards, including cash-based awards that historically were intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, determine the number of shares of Common Stock to be covered by awards and determine the terms and conditions of any awards, and construe and interpret the 2020 Plan and 2018 Plan and award agreements issued pursuant thereto. The 2020 Plan reserved 16,300,000 shares of our Common Stock for issuance, subject to any change in the outstanding Common Stock or the capital structure of the Company or any other similar corporate transaction or event. The 2018 Plan reserved 5,000,000 shares of our Common Stock for issuance, subject to any change in the outstanding Common Stock or the capital structure of the Company or any other similar corporate transaction or event.
Corporate Bonus Plan
For a summary of the material terms of our Corporate Bonus Plan, see “Compensation Discussion and Analysis — Cash Incentives” above.
Option Exercises and Stock Vested in 2024
The following table sets forth the number of shares of common stock acquired during 2024 by our NEOs upon the exercise of stock options or upon the vesting of RSUs, as well as the value realized upon such equity award transactions.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Leonard Livschitz	—	—	249,980	3,000,586
Anil Doradla	—	—	42,853	509,404
Yury Gryzlov	—	—	42,853	509,404
Pension Benefits and Nonqualified Deferred Compensation
We do not provide a pension plan for our employees, and none of our NEOs participated in a nonqualified deferred compensation plan during fiscal 2024 except in jurisdictions where such plan is statutorily required.

Potential Payments upon Termination or Change in Control
Each Employment Agreement with our NEOs generally provides, with respect to each officer, the following terms: (i) at-will employment, (ii) the annual base salary, (iii) eligibility to receive annual incentive bonuses at the Board’s discretion and related targeted payment, (iv) initial grant of equity awards by the company and eligibility to be granted future equity awards by the company in the discretion of its board of directors, (v) an initial term for the agreement of four years with successive one-year renewal terms unless either party provides timely notice of non-renewal, (vi) severance payments upon a termination without “cause” (excluding death or disability) or resignation for “good reason” (each as defined in the agreement) and (vii) eligibility for enhanced “double-trigger” severance upon such terminations that occur within the three month period prior to or the 12 month period following a “change in control” (as defined in the agreement). Severance payments (including due to a double-trigger termination in connection with a change in control) are generally comprised of: (i) a lump-sum payment equal to 24 months of base salary for Mr. Livschitz, 12 months of base salary for Mr. Doradla, and 12 months of base salary for Mr. Gryzlov; (ii) a lump-sum payment equal to 100% with respect to Mr. Livschitz, 50% with respect to Mr. Doradla, and 50% with respect to Mr. Gryzlov, of the current annual maximum bonus target amount; (iii) reimbursement for the monthly premiums for COBRA continuation coverage (or its equivalent) for a period of 24 months for Mr. Livschitz, 12 months for Mr. Doradla, and 12 months for Mr. Gryzlov; and (iv) for severance unrelated to a change in control, one year of accelerated vesting of outstanding unvested equity awards on the termination date.
In addition, “double-trigger” change in control severance terms provide for full accelerated vesting of outstanding unvested equity awards. Such severance benefits are conditioned on the officer signing and not revoking a separation agreement and release of claims in favor of us within sixty (60) days of the officer’s termination date.
If any severance or other benefits provided for in an officer’s Employment Agreement or otherwise payable to such officer constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, such officer would be entitled to receive either full payment of the benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the officer.
		Termination Without Cause or Resignation for Good Reason Outside of the Change in Control Period				Termination Without Cause or Resignation for Good Reason Within the Change in Control Period
Named Executive Officer	Salary Severance ($)	Bonus Severance ($)	Value of Continued Health Coverage ($)(1)	Value of Equity Acceleration ($)(2)	Total ($)	Salary Severance ($)	Bonus Severance ($)	Value of Continued Health Coverage ($)(1)	Value of Equity Acceleration ($)(2)	Total ($)
Leonard Livschitz	1,600,000	800,000	91,051	13,047,467	15,538,518	1,600,000	800,000	91051	39,142,400	41,633,451
Anil Doradla	350,000	87,500	115	1,126,827	1,564,442	350,000	87,500	115	3,380,480	3,818,095
Yury Gryzlov(3)	442,840	110,710	26,531	1,304,747	1,884,828	442,840	110.710	26,531	3,914,240	4,494,321

(1)
The amounts reported in these columns represent estimates of the premiums to maintain group health insurance continuation benefits pursuant to COBRA (or its equivalent) for the executive and the executive’s respective eligible dependents for 24 months for Mr. Livschitz and 12 months for each of Mr. Doradla and Mr. Gryzlov. The amounts presented are based on estimates for maintaining group health insurance continuation benefits under our 2025 health insurance plans.

(2)
The value of the accelerated RSUs in this table are calculated by multiplying the number of shares subject to acceleration by the closing price of our common stock on December 29, 2024, the last trading day of the 2024 fiscal year, which was $13.33 per share. The value of the accelerated PSUs in this table are calculated by multiplying the number of target PSUs subject to acceleration by the closing price of our common stock on December 29, 2024, the last trading day of the 2024 fiscal year, which was $13.33 per share.

(3)
Mr. Gryzlov’s 2024 base salary is 400,000 Swiss francs, and his salary severance is shown here converted into U.S. dollars at the exchange rate of 1.1071 U.S. dollars per Swiss franc on December 31, 2024. His bonus at target is 200,000 Swiss francs, and his bonus severance is shown here converted into U.S. dollars at the exchange rate of 1.1071 U.S. dollars per Swiss franc on December 31, 2024. The value of his continued health coverage total 11,077 Swiss francs and is shown here converted into U.S. dollars at the exchange rate of 1.1071 U.S. dollars per Swiss franc on December 31, 2024.

Equity Compensation Plan Information
The following table provides information as of December 31, 2024 with respect to shares of our common stock that may be issued under our existing equity compensation plans.
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights	Weighted Average Exercise Price of Outstanding Options and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders
2018 Stock Plan(2)	1,285,930	$3.54	—
2020 Equity Incentive Plan(3)	4,544,256	$12.75	1,997,054
Equity compensation plans not approved by security holders	—	—	—
TOTAL	5,830,186		1,997,054

(1)
The weighted average exercise price does not take into account outstanding RSUs.

(2)
The 2018 Stock Plan was terminated in connection with the consummation of the Business Combination, and accordingly, no further shares are available for issuance under the 2018 Stock Plan. Under the terms of the 2018 Stock Plan, certain option grants were accelerated in full or by an additional 12 months as a result of the Business Combination. Additionally, on March 4, 2020, the date of the closing of the Business Combination (the “Closing”), a percentage of outstanding vested Grid Dynamics stock options were settled in exchange for cash consideration. The remaining portion of outstanding vested options and all unvested options were automatically assumed and converted into options to purchase the Company’s common stock as of the Closing. The number of each participant’s assumed options and the exercise price were adjusted. The assumed stock options continued to be subject to the same terms and conditions, including vesting schedule terms, in accordance with the 2018 Stock Plan.

(3)
The Company’s 2020 Equity Incentive Plan became effective on March 4, 2020, in connection with the consummation of the Business Combination. The 2020 Equity Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, RSUs, bonus stock, dividend equivalents and other stock-based awards and other substitute awards, annual incentive awards and performance awards. The Company has reserved a total of 16,300,000 shares of Company common stock for issuance pursuant to the 2020 Equity Incentive Plan, subject to certain adjustments set forth therein.

CEO Pay Ratio
In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2024:
•
the median of the annual total compensation of all our employees (other than our Chief Executive Officer) was $54,452;

•
the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included in this Proxy Statement, was $26,304,885; and

•
the ratio of these two amounts was 483 to 1.

•
As described above under “Compensation Discussion and Analysis — 2024 3-Year Target Long-Term Equity Incentive Award Grants,” the 2024 equity grants to our Chief Executive Officer were 3-year awards. If the grant date fair value of these awards are annualized over three years, our Chief Executive Officer’s annualized 2024 total compensation would be $9,907,018, and the ratio to the median employee would be 182 to 1.

Methodology for Identifying Our “Median Employee”
Employee Population
To identify the median employee, we first identified our total employee population from which we determined our “median employee” and then identified the median of the annual total cash compensation of all of our employees (other than our Chief Executive Officer). We determined that, as of December 31, 2024, our employee population consisted of approximately 4,730 individuals (of which approximately 7.4% were located in the United States and 92.6% were located in jurisdictions outside the United States) that were eligible for inclusion in our analysis under the Pay Ratio Rule. Our employee population consisted of full-time, part-time, and temporary employees, and certain of our contractors who were required to be included in our employee population under the Pay Ratio Rule, as described in more detail below. Our total employee population includes all employees who joined Grid Dynamics through acquisitions that were completed during 2024.
Determining Our Median Employee
There have been no changes in our employee population or employee compensation arrangements that we believe would significantly impact the calculations of this pay ratio; accordingly, we are using the same median employee identified in 2023. To identify our median employee from our total employee population, we used a total cash compensation measure consistently applied to the entire population, which included base salary or wages and all cash bonuses paid in 2023, including regular annual bonuses paid in respect of the prior year’s performance, and any special bonuses paid in 2023. In making this determination, we annualized the cash compensation (exclusive of any special bonuses paid in 2023) of our full-time, part-time, and temporary employees, and certain of our contractors who were hired in 2023 but did not work for us for the entire year. By consistently applying this compensation measure to all of the individuals in the employee population, we selected the median employee. We did not make any cost-of-living adjustments in identifying our median employee.
Using the methodologies described above, we determined that our median employee was a full-time, salaried professional in Mexico.
Determining of Annual Total Compensation of Our Median Employee and Our CEO
Once we identified our median employee, we then calculated such employee’s total compensation for the year ended December 31, 2024 using the same methodology we used for purposes of determining the total compensation of our NEOs (see section titled “Compensation Discussion and Analysis — Summary Compensation Table”). The total compensation of the median employee for the year ended December 31, 2024 was $54,452. Our CEO’s total compensation for the year ended December 31, 2024 was $26,304,885, as reported in the Summary Compensation Table (see section titled “Compensation Discussion and Analysis — Summary Compensation Table”).
We believe our pay ratio presented above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. As SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, estimates, and assumptions, our pay ratio may not be comparable with the pay ratios reported by other companies.

PAY VERSUS PERFORMANCE DISCLOSURE
In accordance with rules adopted by the SEC, we provide the following disclosure regarding executive “Compensation Actually Paid” or “CAP” (as calculated in accordance with SEC rules) and certain Company performance for the fiscal years listed below for Leonard Livschitz, our principal executive officer (“PEO”), and our other named executive officers, or NEOs. The calculations and analysis below do not necessarily reflect the Company’s approach to aligning executive compensation with performance. You should refer to our Compensation Discussion & Analysis (“CD&A”) in this proxy statement for a complete description of how executive compensation relates to Company performance and how the compensation committee makes its decisions.
Year	Summary Compensation Table Total for Leonard Livschitz (PEO) $	Compensation Actually Paid to Leonard Livschitz (PEO)(1)(2) $	Average Summary Compensation Table Total for Non-CEO NEOs(3) $	Average Compensation Actually Paid to Non-CEO NEOs(1)(2)(3) $	Year-end value of $100 invested on 3/6/2020 in:		Net Income(5) (in millions) $	Total Revenue(6) (in millions) $
					Total Shareholder Return(4) $	Peer Group Total Shareholder Return(4) $
2024	26,304,885	50,589,552	3,010,844	5,159,439	189.92	198.42	4.0	350.6
2023	5,822,320	10,559,045	920,358	715,958	113.83	189.65	(1.8)	312.9
2022	24,662,487	(1,512,937)	3,370,517	(2,198,826)	95.82	154.38	(29.2)	310.5
2021	6,822,033	61,798,574	1,037,624	9,962,898	324.25	237.64	(7.7)	211.3
2020	16,867,152	30,670,188	3,445,956	5,539,225	107.60	154.73	(12.6)	111.3

(1)
Compensation Actually Paid does not mean that our PEO or non-CEO NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the relevant rules as shown in the adjustment table below. Because of adjustments required by SEC rules, Compensation Actually Paid may be a negative amount. Compensation Actually Paid does not represent amounts actually earned or realized by our PEO and Non-PEO NEOs in the applicable fiscal years.

	2024		2023		2022		2021		2020
	Leonard Livschitz	Average Non-CEO NEOs	Leonard Livschitz	Average Non-CEO NEOs	Leonard Livschitz	Average Non-CEO NEOs	Leonard Livschitz	Average Non-CEO NEOs	Leonard Livschitz	Average Non-CEO NEOs
Total Compensation from Summary Compensation Table	$26,304,885	$3,010,844	$5,822,320	$920,358	$24,662,487	$3,370,517	$6,822,033	$1,037,624	$16,867,152	$3,445,956
Adjustments for Pension
Adjustment Summary Compensation Table Pension	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Amount added for current year service cost	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Amount added for prior service cost impacting current year	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total Adjustments for Pension	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	$(24,596,800)	$(2,312,620)	$(3,989,003)	$(387,529)	$(22,579,813)	$(2,749,621)	$(5,202,033)	$(505,374)	$(13,649,920)	$(2,344,222)
Year-end fair value of unvested awards granted in the current year	$49,094,144	$4,518,138	$7,551,765	$489,078	$17,051,819	$2,096,832	$2,657,236	$258,149	$27,419,188	$4,429,387
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$—	$—	$527,458	$70,037	$(11,143,141)	$(2,866,305)	$19,022,832	$4,851,571	$—	$—
Fair values at vest date for awards granted and vested in current year	$—	$—	$—	$—	$—	$—	$32,341,913	$3,141,994	$—	$—
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$(212,677)	$(56,923)	$646,506	$70,767	$(9,504,290)	$(2,050,249)	$6,156,594	$1,178,935	$33,769	$8,105
Forfeitures during current year equal to prior year-end fair value	$—	$—	$—	$(446,752)	$—	$—	$—	$—	$—	$—
Dividends or dividend equivalents not otherwise included in total compensation	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total Adjustments for Equity Awards	$24,284,667	$2,148,595	$4,736,725	$(204,400)	$(26,175,424)	$(5,569,343)	$54,976,541	$8,925,274	$13,803,036	$2,093,270
Compensation Actually Paid (as calculated)	$50,589,552	$5,159,439	$10,559,045	$715,958	$(1,512,937)	$(2,198,826)	$61,798,574	$9,962,898	$30,670,188	$5,539,225
(2)
Assumptions used in the valuation of equity awards for purposes of calculating Compensation Actually Paid were materially the same as at grant date, except for adjusting for expected performance and updated fair values of PSUs at each measurement date. The dollar amounts reported represent “Compensation Actually Paid” as calculated in accordance with SEC rules. The 2023, 2022, 2021 and 2020 Compensation Actually Paid amounts differ slightly from those previously reported as an administrative error was corrected.

(3)
Reflects the average of the total compensation paid to our non-CEO NEOs in each listed year, as shown in our Summary Compensation Table for such listed year. The names of the non-CEO NEOs in each year are listed below:

2024: Anil Doradla, Yury Gryzlov
2023: Anil Doradla; Yury Gryzlov; Stan Klimoff
2022: Anil Doradla; Yury Gryzlov; Stan Klimoff
2021: Anil Doradla; Yury Gryzlov
2020: Victoria Livschitz; Yury Gryzlov
(4)
Total shareholder return is calculated by assuming that a $100 investment was made at the close of trading on March 6, 2020, the first day of trading for the Company’s stock after the closing of its business combination, and reinvesting all dividends until the last day of each reported fiscal year. Pursuant to SEC guidance reflects the peer group used in the company’s performance graph as disclosed in our 2024 Form 10-K. The peer group includes Accenture plc, Cognizant Technology Solutions Corp., Endava plc, EPAM Systems Inc., Globant, S.A., and Infosys Ltd.

(5)
The dollar amounts reported are the Company’s net income reflected in the Company’s audited financial statements.

(6)
In the Company’s assessment, Total Revenue is the financial performance measure that is the most important financial performance measure (other than total shareholder return and net income) used by the Company in 2024 to link compensation actually paid to performance. The dollar amounts reported are the Company’s total revenue reflected in the Company’s audited financial statements.

Most Important Performance Measures
In our assessment, the most important performance measures used to link CAP (as calculated in accordance with the SEC rules) to Company performance are listed in the table below, in no particular order. The role of each of these performance measures in our executive compensation program is discussed in the CD&A.
Performance Measures
Total Revenue
EBITDA
Contribution Margin
Relative Total Stockholder Return (“rTSR”)
Relative Revenue Compound Annual Growth (“rCAGR”)
Descriptions of the Information Presented in the Pay Versus Performance Table
The illustrations below compare CAP (as calculated in accordance with the SEC rules) and the following measures:
•
the Company’s cumulative TSR and the Peer Group’s cumulative TSR;

•
the Company’s Net Income; and

•
the Company’s Total Revenue

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of November 4, 2025 (except as otherwise noted) for:
•
each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock;

•
each of our named executive officers;

•
each of our directors and nominees for director; and

•
all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 84,805,201 shares of our common stock outstanding as of November 4, 2025. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of November 4, 2025 and shares issuable upon the vesting of RSUs within 60 days of November 4, 2025, to be outstanding and to be beneficially owned by the person holding the stock option or the RSUs, respectively, for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Grid Dynamics Holdings, Inc., 6101 Bollinger Canyon Road, Suite 465, San Ramon, CA 94583.
Name of Beneficial Owner	Common Stock(1)
	Number	Percentage
5% Securityholders:
Beijing Teamsun Technology Co. Ltd.(2)	13,889,183	16.4%
Blackrock Inc.(3)	9,878,922	11.6%
The Vanguard Group(4)	5,535,526	6.5%
Wasatch Advisors LP(5)	4,557,239	5.4%
Named Executive Officers and Directors:
Lloyd Carney(6)	997,173	1.2%
Eric Benhamou(7)	305,377	*
Marina Levinson(8)	33,490	*
Leonard Livschitz(9)	2,587,101	3.0%
Patrick Nicolet(10)	20,332	*
Michael Southworth(11)	36,310	*
Weihang Wang(12)	34,626	*
Yueou Wang(13)	77,023	*
Shuo Zhang(14)	159,048	*
Anil Doradla(15)	455,886	*
Yury Gryzlov(16)	866,294	1.0%
All executive officers and directors as a group (11 persons)(17)	5,572,660	6.5%

*
Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)
The percentage of beneficial ownership on the record date is calculated based on 84,805,201 shares of our common stock as of November 4, 2025, adjusted for each owner’s options, or RSUs held by that person that are exercisable or issuable upon vesting, as applicable, within 60 days of November 4, 2025, if any. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.
(2)
Based solely on the information reported on a Schedule 13D/A filed with the SEC on September 16, 2024. Beijing Teamsun Technology Co. Ltd. (“Beijing Teamsun”) is the ultimate parent of GDD International Holding Company (“GDD”), through its subsidiaries Teamsun Technology (HK) Limited (“Teamsun”), Automated Systems Holdings Limited (“ASL”) and GDB International Investment Limited (“GDB”). Beijing Teamsun, GDD, Teamsun, ASL and GDB share voting and dispositive power of all these shares. The address of ASL, GDB and GDD is 15/F, Topsail Plaza, 11 On Sum Street, Shain, Hong Kong, the address of Teamsun is Unit 907, 9th Floor, Tai Yau Building, 181 Johnston Road, Wanchai, Hong Kong and the address of Beijing Teamsun is Room 501, 5/F., No. 23 Building, 10 East Block XiBeiWang East Road, HaiDian District, Beijing, China.

(3)
Based solely on information reported on a Schedule 13G filed with the SEC on January 8, 2025. The address of Blackrock Inc. is 50 Hudson Yards, New York, NY 10001.

(4)
Based solely on information reported on a Schedule 13G/A filed with the SEC on January 30, 2025. Includes 5,388,362 shares over which The Vanguard Group has sole dispositive power and 147,164 shares over which The Vanguard Group has shared dispositive power. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(5)
Based solely on information reported on a Schedule 13G/A filed with the SEC on May 12, 2025. The address of Wasatch Advisors LP is 505 Wakara Way, Salt Lake City, UT 84108.

(6)
Consists of (a) 666,304 shares held of record by Mr. Carney, (b) 12,542 shares held of record by The Lloyd A. Carney Revocable Trust dated September 25, 1995, (c) 5,200 shares held of record by The Lloyd Carney Foundation, (d) 288,800 shares held of record by The Lloyd Carney 2018 Grantor Retained Annuity Trust, (e) 19,675 shares held of record by The Lloyd Carney 2020 Grantor Retained Annuity Trust, and (f) 4,652 shares issuable upon the vesting of RSUs within 60 days of November 4, 2025.

(7)
Consists of (a) 78,205 shares held of record by Mr. Benhamou, (b) 23,500 shares held of record by The Eric Benhamou Living Trust, (c) 200,000 shares held of record by The Eric Benhamou Grantor Retained Annuity Trust and (d) 3,672 shares issuable upon the vesting of RSUs within 60 days of November 4, 2025.

(8)
Consists of (a) 29,818 shares held of record by Ms. Levinson and (b) 3,672 shares issuable upon the vesting of RSUs within 60 days of November 4, 2025.

(9)
Consists of (a) 2,518,054 shares held of record by Mr. Livschitz, (b) 2,002 shares held by Oksana Livschitz, and (c) 67,045 shares issuable upon the vesting of RSUs within 60 days of November 4, 2025.

(10)
Consists of (a) 16,660 shares held of record by Mr. Nicolet and (b) 3,672 shares issuable upon the vesting of RSUs within 60 days of November 4, 2025.

(11)
Consists of (a) 32,638 shares held of record by Mr. Southworth and (b) 3,672 shares issuable upon the vesting of RSUs within 60 days of November 4, 2025.

(12)
Consists of (a) 30,954 shares held of record by Mr. Wang and (b) 3,672 shares issuable upon the vesting of RSUs within 60 days of November 4, 2025.

(13)
Consists of (a) 30,954 shares held of record by Mr. Wang, (b) 42,397 shares subject to options exercisable within 60 days of November 4, 2025, and (c) 3,672 shares issuable upon the vesting of RSUs within 60 days of November 4, 2025.

(14)
Consists of (a) 91,843 shares held of record by Ms. Zhang, (b) 63,533 shares subject to options exercisable within 60 days of November 4, 2025, and (c) 3,672 shares issuable upon the vesting of RSUs within 60 days of November 4, 2025.

(15)
Consists of (a) 310,886 shares held of record by Mr. Doradla, (b) 140,000 shares subject to options exercisable within 60 days of November 4, 2025, and (c) 5,000 shares issuable upon the vesting of RSUs within 60 days of November 4, 2025.

(16)
Consists of (a) 401,956 shares held of record by Mr. Gryzlov, (b) 457,671 shares subject to options exercisable within 60 days of November 4, 2025, and (c) 6,667 shares issuable upon the vesting of RSUs within 60 days of November 4, 2025.

(17)
Consists of (a) 4,759,991 shares held of record, (b) 109,068 shares issuable upon the vesting of RSUs within 60 days of November 4, 2025 and (c) 703,601 shares subject to options exercisable within 60 days of November 4, 2025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transactions
Oksana Livschitz, Dr. Daniel Livschitz and Ievgenii Nevyerov, the spouse, son and step-son, respectively, of our CEO, Leonard Livschitz, are employed by the Company in non-executive roles. Mrs. Livschitz received total compensation in 2024 of approximately $236,988, and is expected to receive in 2025 total compensation of approximately $273,000, including salary, bonus, and equity awards. Dr. Livschitz is expected to receive in 2025 total compensation of approximately $167,063, including salary, bonus, and equity awards, which reflects a change in his position with the Company in July 2025 and a commensurate increase in his compensation. Mr. Nevyerov is expected to receive in 2025 total compensation of approximately $156,642, including salary, bonus, and equity awards, which reflects a change in his position with the Company in September 2025 and a commensurate increase in his compensation. Each such person is eligible to participate in employee benefit plans generally available to our employees. Their compensation was established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications, experience, responsibilities and geographic location.
Since January 1, 2024, there have been no other transactions to which Grid Dynamics has been a participant, in which: (i) the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of Grid Dynamics’ total assets at year-end for the last two completed fiscal years; and (ii) any of its directors, executive officers, or holders of more than 5% of its capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation.”
Related Party Transactions Following the Business Combination
Certain equity holders have registration rights requiring the Company to register a sale of any of the Company securities held by them pursuant to the Registration Rights Agreement entered into in connection with the Business Combination. These holders are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. Pursuant to the terms of the Registration Rights Agreement, we filed a registration statement to register the resale of certain securities held by the holders and subject to certain conditions, we are separately required at all times to maintain an effective registration statement for the benefit of such holders. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company.
On November 13, 2019, and effective as of the closing of the Business Combination (the “Closing”), ChaSerg and each of ChaSerg Technology Sponsor LLC (the “Sponsor”), BGV, GDB International Investment Limited, GDD International Holding Company, Leonard Livschitz, Victoria Livschitz and ASL (together with any individuals or entities that are signatories thereto or hereafter become party to the agreement, the “Voting Parties”) entered into a Stockholders’ Agreement, pursuant to which, among other things, the Voting Parties agreed (i) to take all necessary action to cause the Company’s board of directors to be comprised of eight directors effective immediately following the Closing, (ii) subject to certain share ownership thresholds, which the Sponsor no longer meets, to grant each of ASL and the Sponsor rights to designate two directors for election to the Company’s board of directors (and the Voting Parties will vote in favor of such designees), (iii) to designate the Chief Executive Officer of Grid Dynamics for election to the Company’s board of directors, and (iv) to designate three unaffiliated designates for election to the Company’s board of directors.
Policies and Procedures for Related Person Transactions
The Company’s audit committee has the primary responsibility for reviewing and approving or disapproving “related person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000, and in which a related person has or will have a direct or indirect material interest. The charter of our audit committee provides that our audit committee shall review and approve in advance any related person transaction.

We have adopted a formal written policy providing that we are not permitted to enter into any transaction that exceeds $120,000, and in which any related person has a direct or indirect material interest, without the consent of our audit committee. In approving or rejecting any such transaction, our audit committee considers the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

OTHER MATTERS
Fiscal Year 2024 Annual Report and SEC Filings
Grid Dynamic’s financial statements for the fiscal year ended December 31, 2024 are included in its Annual Report. This Proxy Statement and the Annual Report are posted on our investor relations webpage at https://ir.griddynamics.com/investor-relations.html in the “Financial Information” section under “SEC Filings” and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of the Annual Report and the Current Report without charge by sending a written request to Grid Dynamics Holdings, Inc., Attention: Investor Relations, 6101 Bollinger Canyon Road, Suite 465, San Ramon, CA 94583.
Company Website
We maintain a website at https://www.griddynamics.com. Website addresses referenced in this proxy statement are inactive textual references only, and the content on the referenced websites specifically does not constitute a part of this proxy statement.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, by using the Internet or by mail at your earliest convenience, as instructed on the Notice of Internet Availability of Proxy Materials.
THE BOARD OF DIRECTORS
San Ramon, California
November 10, 2025

APPENDIX A
AMENDMENT No. 1
TO THE
GRID DYNAMICS HOLDINGS, INC. 2020 EQUITY INCENTIVE PLAN
This Amendment No. 1 (this “Amendment”) to the Grid Dynamics Holdings, Inc. 2020 Equity Incentive Plan (the “Plan”) is made effective as of this 23 day of December, 2025.
WHEREAS, Grid Dynamics Holdings, Inc. (the “Company”) maintains the Plan;
WHEREAS, pursuant to Section 19 of the Plan, the Company’s board of directors (the “Board”) may amend the Plan; and
WHEREAS, the Board now desires to amend the Plan to increase the maximum number of Shares (as defined in the Plan) available for issuance in connection with the grant of Awards (as defined in the Plan) from 16,300,000 Shares to 19,800,000 Shares.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.   Capitalized Terms.   Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Plan.
2.   Amendments to the Plan.   Section 3(a) of the Plan is hereby amended in its entirety to read as follows:
“Stock Subject to the Plan.   Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is equal to 19,800,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.”
3.   Ratification and Confirmation.   Except as specifically amended by this Amendment, the Plan is hereby ratified and confirmed in all respects and remains valid and in full force and effect.
4.   Governing Law.   This Amendment shall be governed by and construed in accordance with the laws of the State of California, without reference to the principles of conflicts of laws thereof.
5.   Headings.   Section headings are for convenience only and shall not be considered a part of this Amendment.
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A-1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateSCAN TO VIEW MATERIALS & VOTETo withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Withhold For All All All ExceptThe Board of Directors recommends you vote FOR the following:1. Election of Class III Directors to hold office until the 2028 annual meeting of stockholders or until their successors are elected and qualified. Nominees01) Eric Benhamou 02) Patrick Nicolet 03) Weihang WangGRID DYNAMICS HOLDINGS, INC.6101 BOLLINGER CANYON ROAD, SUITE 465 SAN RAMON, CA 94583VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on December 22, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/GDYN2025You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on December 22, 2025. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain2. The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.3. The approval, on a non-binding advisory basis, of the compensation of our named executive officers.4. The approval of 3,500,000 additional shares under the Grid Dynamics Holdings, Inc. 2020 Equity Incentive Plan.NOTE: The proxy holders will vote, in their discretion, on any other business as may properly come before the meeting or any adjournments or postponements thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.comGRID DYNAMICS HOLDINGS, INC. Annual Meeting of Stockholders December 23, 2025This proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Leonard Livschitz, Anil Doradla, and Yury Gryzlov, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GRID DYNAMICS HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 7:30 AM PST on December 23, 2025, live via the Internet - please visit www.virtualshareholdermeeting.com/GDYN2025, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.Continued and to be signed on reverse side